Exhibit 2.2

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND AMONG

ENERVEST ENERGY INSTITUTIONAL FUND XI-A, L.P.,

ENERVEST ENERGY INSTITUTIONAL FUND XI-WI, L.P.,

ENERVEST HOLDING, L.P., and

ENERVEST WACHOVIA CO-INVESTMENT PARTNERSHIP, L.P.,

AS SELLERS,

AND

TPG PACE ENERGY PARENT LLC

AS BUYER

DATED

MARCH 20, 2018

i

4.16	Payments for Production	15
4.17	Payout Status	15
4.18	Governmental Authorizations	15
4.19	Leases; Surface Rights	15
4.20	Wells	16
4.21	Ownership of Assets	16
4.22	Completeness of the Assets	16
4.23	Insurance	16
4.24	Credit Support	16
4.25	Indebtedness	16
4.26	International Trade Matters	16
4.27	Anti-Corruption Matters	17
4.28	Patriot Act Compliance	17
4.29	Information Supplied	17
	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Organization, Existence, and Qualification	17
5.2	Authority, Approval, and Enforceability	17
5.3	No Conflicts	18
5.4	Consents	18
5.5	Bankruptcy	18
5.6	Litigation	18
5.7	Independent Evaluation	18
5.8	Accredited Investor	19
5.9	Information Supplied	19
5.10	Financing	19
5.11	Qualification as Operator	20
5.12	Brokers’ Fees	20
	ARTICLE VI
	CERTAIN AGREEMENTS

6.1	Conduct of Business	20
6.2	Successor Operator	22
6.3	Credit Support	22
6.4	Record Retention	23
6.5	Knowledge of Breach; Right to Cure; Schedule Supplements	23
6.6	Regulatory Matters	24
6.7	Interests of Seller Affiliates	24
6.8	Sellers’ Indebtedness	25
6.9	Transaction Litigation	25
6.10	Financing	25
6.11	Financing Cooperation	26
6.12	Preparation of Proxy Statement	28
6.13	Non-Solicitation of Employees	29

6.14	Business Combination Proposals	29
6.15	Cooperation	30
6.16	FCC Licenses	30
6.17	2018 New Leases	30
6.18	Joint Operating Agreement.	31
6.19	Forbearance Agreement.	31

	ARTICLE VII
	BUYER’S CONDITIONS TO CLOSING

7.1	Representations and Warranties	32
7.2	Performance	32
7.3	No Injunctions	32
7.4	Title and Environmental Defects and Casualty Losses	32
7.5	HSR Approval	32
7.6	Closing Deliverables	33
7.7	South Texas CA	33

	ARTICLE VIII
	SELLERS’ CONDITIONS TO CLOSING

8.1	Representations and Warranties	33
8.2	Performance	33
8.3	No Injunctions	33
8.4	Title and Environmental Defects and Casualty Losses	33
8.5	HSR Approval	34
8.6	Closing Deliverables	34

	ARTICLE IX
	CLOSING
9.1	Date of Closing	34
9.2	Place of Closing	34
9.3	Closing Obligations	34
9.4	Records	35
9.5	Subsequent Closings	36

	ARTICLE X
	ACCESS; DISCLAIMERS
10.1	Access	36
10.2	Confidentiality	39
10.3	Disclaimers	39
	ARTICLE XI
	TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS
11.1	Sellers’ Title	41

11.2	Notice of Title Defects; Defect Adjustments	42
11.3	Casualty Loss	47
11.4	Consents to Assign	48
11.5	Preferential Purchase Rights	49
11.6	Certain Title Matters	50

	ARTICLE XII
	ENVIRONMENTAL MATTERS

12.1	Notice of Environmental Defects	50
12.2	NORM, Asbestos, Wastes, and Other Substances	53

	ARTICLE XIII
	ASSUMPTION; INDEMNIFICATION; SURVIVAL

13.1	Assumed Obligations; Specified Obligations; Retained Obligations	54
13.2	Indemnities of Sellers	55
13.3	Indemnities of Buyer	55
13.4	Limitation on Liability	56
13.5	Express Negligence	56
13.6	Exclusive Remedy	57
13.7	Indemnification Procedures	57
13.8	Survival	59
13.9	Waiver of Right to Rescission	61
13.10	Insurance	61
13.11	Non-Compensatory Damages	61
13.12	Disclaimer of Application of Anti-Indemnity Statutes	61
13.13	Treatment of Payments	61

	ARTICLE XIV
	TERMINATION, DEFAULT, AND REMEDIES

14.1	Right of Termination	62
14.2	Effect of Termination	62
14.3	Return of Documentation and Confidentiality	63

	ARTICLE XV
	MISCELLANEOUS

15.1	Annexes, Exhibits, and Schedules	63
15.2	Expenses and Taxes	63
15.3	Assignment	65
15.4	Preparation of Agreement	65
15.5	Publicity	65
15.6	Notices	65
15.7	Further Cooperation	67
15.8	Filings, Notices, and Certain Governmental Approvals	67
15.9	Entire Agreement; Conflicts	67
15.10	Parties in Interest	68

15.11	Amendment	68
15.12	Waiver; Rights Cumulative	68
15.13	Governing Law; Jurisdiction	68
15.14	Severability	70
15.15	Removal of Name	70
15.16	Counterparts	70
15.17	Specific Performance	70
15.18	Joint and Several Liability	71
15.19	Sellers’ Representative	71
15.20	No Recourse	71
15.21	Trust Account Waiver	73
15.22	Lenders	73
15.23	Time is of the Essence	73

LIST OF EXHIBITS AND SCHEDULES:

Annex I	—	Defined Terms

Exhibit A	—	Leases
Exhibit B	—	Wells
Exhibit C	—	Surface Rights
Exhibit D	—	Gathering Systems
Exhibit E	—	Excluded Assets
Exhibit F	—	Form of Assignment and Bill of Sale
Exhibit G	—	Form of Escrow Agreement
Exhibit H	—	Joint Operating Agreement Term Sheet
Exhibit I	—	Earnout Provisions
Exhibit J	—	Designated Area
Exhibit K	—	FCC Licenses
Exhibit L	—	Personal Property
Exhibit M	—	Target Depths
Exhibit N	—	Certain Title Matters

Schedule 1.1	—	Liens
Schedule 2.3(b)	—	2018 Leases
Schedule 4.4	—	Consents
Schedule 4.6	—	Litigation
Schedule 4.7(a)	—	Material Contracts
Schedule 4.7(b)	—	Material Contracts – Defaults, Etc.
Schedule 4.8	—	Violation of Laws
Schedule 4.9	—	Preferential Purchase Rights
Schedule 4.11	—	Imbalances
Schedule 4.12	—	Current Commitments
Schedule 4.14	—	Seller Brokers’ Fees
Schedule 4.15	—	Environmental Matters
Schedule 4.17	—	Payout Balance

v

Schedule 4.18	—	Governmental Authorizations
Schedule 4.19(a)	—	Leases – Defaults
Schedule 4.19(c)	—	Leases – Lease Maintenance Payments
Schedule 4.19(d)	—	Leases – Primary Term Leases
Schedule 4.20(b)	—	Plugging and Abandoning Obligations
Schedule 4.23	—	Insurance
Schedule 4.24	—	Credit Support
Schedule 4.25	—	Indebtedness
Schedule 5.12	—	Buyer Brokers’ Fees
Schedule 6.1	—	Conduct of Business
Schedule 15.18	—	Seller Ownership Interests
Schedule I-1	—	Sellers’ Knowledge Persons

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 20TH day of March, 2018 (the “Execution Date”), and is by and among (i) ENERVEST ENERGY INSTITUTIONAL FUND XI-A, L.P., a Delaware limited partnership (“EV XI-A”), ENERVEST ENERGY INSTITUTIONAL FUND XI-WI, L.P., a Delaware limited partnership (“EV XI-WI” and, together with EV XI-A, the “Fund Sellers” and each a “Fund Seller”), ENERVEST HOLDING, L.P., a Texas limited partnership (“EV Holding”), ENERVEST WACHOVIA CO-INVESTMENT PARTNERSHIP, L.P., a Delaware limited partnership (the “Co-Invest Seller” and, collectively with the Fund Sellers and EV Holding, “Sellers” and each a “Seller”), on the one part, and (ii) TPG Pace Energy Parent LLC, a Delaware limited liability company (“Buyer”), on the other part. Sellers and Buyer may be referred to herein each as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Sellers desire to sell and assign, and Buyer desires to purchase and pay for, all of Sellers’ right, title, and interest in and to the Assets (as defined hereinafter) effective as of the Effective Time (as defined hereinafter);

WHEREAS, concurrently with the execution of this Agreement, TPG Pace Energy Holdings Corp., a Delaware corporation (“Parent”), Buyer, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-C, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., and EnerVest Energy Institutional Fund XIV-3A, L.P. are entering into that certain Contribution Agreement (the “South Texas CA” and the transactions contemplated thereby, the “South Texas Transaction”);

WHEREAS, concurrently with the execution of this Agreement, Buyer, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., and EnerVest Energy Institutional Fund XIV-C, L.P. are entering into that certain Membership Interest Purchase Agreement; and

NOW, THEREFORE, for and in consideration of the mutual promises, representations, warranties, covenants, and agreements contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Buyer agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1    Defined Terms. Capitalized terms used herein shall have the meanings set forth in Annex I.

1.2    Construction. The rules of construction set forth in this Section 1.2 shall apply to the interpretation of this Agreement. All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of or to this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, or other subdivision of or to this Agreement unless expressly so limited. The words “this Article,” “this Section,” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. Wherever the words “including” and “excluding” (in their various forms) are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” Unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning. The words “shall” and “will” have the equal force and effect. All references to “$” or “Dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the Execution Date. Pronouns in masculine, feminine, or neuter genders shall be construed to state and include any other gender, and words, terms, and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Reference herein to any federal, state, local, or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument, or Law means such agreement, instrument, or Law as from time to time amended, modified, or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws. If any period of days referred to in this Agreement shall end on a day that is not a Business Day, then the expiration of such period shall automatically be extended until the end of the first succeeding Business Day. References to a Person are also to its permitted successors and permitted assigns. “Made available to” or similar phrases mean that such information was uploaded to the Virtual Data Room prior to the Execution Date.

ARTICLE II

PURCHASE AND SALE

2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers agree to sell, and Buyer agrees to purchase and pay for, all of Sellers’ collective right, title, and interest in and to the following assets (such assets, less and except the Excluded Assets, collectively, the “Assets”):

(a)    all oil and gas and/or other Hydrocarbon leases, subleases and other leases, fee mineral interests, royalty interests, overriding royalty interests, net profits interests, carried interests, reversionary interests, or other similar interests located in the Designated Area, including those leases and interests set forth on Exhibit A, together with any and all other right, title, and interest of Sellers in and to the leasehold estates and other interests created thereby, and all other rights therein and the lands covered thereby or pooled or unitized therewith, subject to the terms, conditions, covenants, and obligations set forth in such leases or interests, and all other interests of Sellers of any kind or character in such leases (the “Leases”);

(b)    (i) all oil and gas wells (such wells, including the oil and gas wells set forth on Exhibit B, the “Wells”), and all Hydrocarbons produced from or allocated to the Wells in storage or existing in pipelines, plants, and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time and all other Hydrocarbons produced from or allocated to the Wells at or after the Effective Time and (ii) all water, injection, and other wells (such wells, including the non-oil and gas wells set forth on Exhibit B, the “Other Wells”), in each case, located on any of the Leases or on any other lease with which any such Lease has been pooled or unitized, whether producing, operating, plugged, permanently abandoned, shut-in, or temporarily abandoned;

(c)    all rights and interests in, under or derived from all unitization and pooling agreements or orders in effect with respect to any of the Leases, Wells, or Other Wells and the units created thereby (the “Units”);

(d)    all Applicable Contracts and all rights thereunder;

(e)    all fee surface interests, surface leases, surface rights, permits, licenses, servitudes, easements, and rights-of-way to the extent used or held for use in connection with the ownership or operation of any of the other Assets, including those set forth on Exhibit C (such rights, including the rights set forth on Exhibit C, the “Surface Rights”);

(f)    all flowlines, pipelines, gathering, processing, or treating systems and appurtenances thereto or used or held for use in connection with the operation of the Leases, Units, or Wells, including those set forth on Exhibit D;

(g)    all structures, equipment, machinery, fixtures, tools, compressors, meters, tanks, pumps, platforms, pulling machines, boilers, buildings, vehicles, field offices, pipe yards, salt water disposal facilities, utility lines and transmission equipment, SCADA Equipment, computer and automation equipment, telecommunications equipment, field radio telemetry, and associated frequencies and licenses, pressure transmitters, central processing equipment, facilities, and other tangible personal property and improvements located on any of the other Assets or used or held for use in connection with the operation of any of the other Assets or the production of Hydrocarbons therefrom, and other personal, moveable, and mixed property, operational and nonoperational, known or unknown, located on any of the other Assets or that is used or held for use in connection therewith, including those set forth on Exhibit L (collectively, the “Personal Property”);

(h)    (i) to the extent that they may be assigned without payment of a fee or other penalty (unless Buyer has agreed in writing to pay such fee or accept such penalty), all non-proprietary tangible geophysical and other tangible seismic and related technical licenses, maps, data, and information and (ii) all proprietary tangible geophysical and other tangible seismic and related technical licenses, maps, data, and information, in each case, to the extent relating to the other Assets;

(i)    all Imbalances relating to the Assets to the extent listed on Schedule 4.11 or for which Buyer has received a Purchase Price adjustment pursuant to Section 3.2(a)(iv);

(j)    except to the extent relating to any Retained Obligation or Specified Obligation (but only for the time period and to the extent Sellers have an indemnification obligation under this Agreement with respect thereto), all (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, in each case, attributable to the Assets with respect to periods of time at and after the Effective Time and (ii) liens and security interests in favor of Sellers or their respective Affiliates, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition at or after the Effective Time of any of the other Assets or to the extent arising in favor of Sellers or their respective Affiliates as to the non-operator of any other Asset;

(k)    except to the extent relating to any Retained Obligation or Specified Obligation (but only for the time period and to the extent Sellers have an indemnification obligation under this Agreement with respect thereto), all rights, claims, and causes of action (including warranty and similar claims, indemnity claims, and defenses) of Sellers or any of their respective Affiliates (i) arising at or after the Effective Time to the extent such rights, claims, and causes of action relate to any of the other Assets and/or (ii) relating to the Assumed Obligations; and

(l)    originals (to the extent available or otherwise copies of) of all files, records, information, data, interpretations, books, and reports, whether written or electronically stored, to the extent relating to the Assets in Sellers’ or any of Sellers’ Affiliates’ possession (but excluding any files, records, information, or data to the extent pertaining to the Excluded Assets), including: (i) land and title records (including abstracts of title and title opinions); (ii) Applicable Contract files; (iii) operations records, including open hole and cased hole logs, cores or core analyses, seismic data, and reports; (iv) environmental, production, and accounting records; (v) facility and well records; and (vi) correspondence (collectively, “Records”).

2.2    Excluded Assets. Sellers shall reserve and retain all of the Excluded Assets.

2.3    Revenues and Expenses.

(a)    Subject to the provisions hereof, Sellers shall remain entitled to all of the rights of ownership (including the right to all production, proceeds of production, and all other income, proceeds, receipts, and credits) and shall remain responsible (by payment, through the adjustments to the Purchase Price hereunder or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of Closing, Buyer shall be entitled to all of the rights of ownership (including the right to all production, proceeds of production, and other proceeds), and shall be responsible (by payment, through the adjustments to the Purchase Price hereunder, or otherwise) for all Property Expenses, in each case, attributable to the Assets for the period of time from and after the Effective Time.

(b)    As used herein, the term “Property Expenses” shall mean all operating expenses and all capital expenditures, in each case, incurred in the ordinary course of business (and, with respect to Property Expenses incurred from and after the Execution Date, in accordance with this Agreement) in the drilling, completion, ownership, and operation of the

Assets (including costs of insurance, shut-in payments, and royalty payments; title examination incurred in connection with drilling new Wells; gathering, processing, and transportation costs in respect of Hydrocarbons produced from the Assets; bonuses, brokers’ fees, and other lease acquisition costs for new Leases acquired after the Execution Date in accordance with Section 6.1 (for clarity, without duplication of the 2018 Lease Acquisition Costs); and costs of acquiring equipment approved or permitted pursuant to Section 6.1), and overhead costs charged or chargeable to the Assets under the relevant operating agreement or unit agreement, if any, in each case, of the foregoing paid or payable to Third Parties, but excluding any Taxes and any expenses or amounts charged by Sellers to the Assets in respect of their overhead (it being understood that such expenses will be covered by the Purchase Price adjustment for overhead in Section 3.2(a)(iii)); provided that “Property Expenses” shall not include (and Sellers shall be solely responsible for) any (i) Retained Obligations or Specified Obligations, (ii) Taxes, (iii) bonuses, brokers’ fees, and other lease acquisition costs incurred prior to the Execution Date or related to any Lease or Well listed on Exhibit A or Exhibit B hereto, (iv) lease rentals, lease extension payments, and costs or expenses incurred in the cure (or attempted cure) of Title Defects, (v) costs or expenses incurred in the Remediation (or attempted Remediation) of Environmental Defects, (vi) costs and expenses incurred in connection with any Casualty Loss for which Sellers are responsible under Section 11.3(b)(ii), or (vii) costs and expenses incurred in connection with curing any breach or purported breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, Sellers shall be entitled to retain and keep any overhead amounts paid by Third Parties with respect to Sellers’ operation of the Assets during the Interim Period. After the Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Property Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.

2.4    Procedures. For purposes of allocating production (and accounts receivable with respect thereto) under Section 2.3, (a) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the inlet flange of the pipeline connecting into the storage facilities into which they are run or, if there are no such storage facilities, when they pass through the LACT meters or similar meters at the point of entry into the pipelines through which they are transported from the field and (b) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Assets when they pass through the delivery point sales meters on the pipelines through which they are transported. Likewise, as used herein, the terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards.

ARTICLE III

PURCHASE PRICE

3.1    Purchase Price. The aggregate purchase price for the Assets shall be an amount equal to $355,429,910 (the “Purchase Price”), to be paid as follows: (a) $308,429,910 to be paid at Closing (the “Base Purchase Price”), subject to adjustment as described below (the “Adjusted Base Purchase Price”); and (b) $47,000,000 to be paid as “Earnout Payments” (as defined in and to the extent provided in, and subject to the terms and conditions of, Exhibit I). Each such payment shall be paid by Buyer to Sellers by wire transfer in immediately available funds to the bank account(s) designated by Sellers in the Preliminary Settlement Statement (or, in the case of the Earnout Payment, as otherwise designated by Sellers). For the avoidance of doubt, and notwithstanding anything to the contrary, any adjustments to the Purchase Price hereunder (including pursuant to Section 3.2, Section 3.3, and/or Section 3.4) shall be applied only against the Base Purchase Price.

3.2    Adjustments to Purchase Price. All adjustments to the Purchase Price shall be (x) made in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP, (y) made without duplication (in this Agreement or otherwise), and (z) to the extent practicable, allocated among the Assets in a manner consistent with Section 3.6. Without limiting the foregoing, the Purchase Price shall be adjusted as follows:

(a)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):

(i)    an amount equal to, to the extent that such amount has been received by Buyer and not remitted or paid to Sellers, the value of all Hydrocarbons from or attributable to the Assets in storage or existing in pipelines, plants, and tanks (including inventory and line fill) and upstream of the sales meter as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the sales price, if there is no contract price, in effect as of the Effective Time);

(ii)    an amount equal to all Property Expenses paid by Sellers that are attributable to the Assets during the period from and after the Effective Time, whether paid before or after the Effective Time;

(iii)    the Overhead Amount for the Interim Period;

(iv)    subject to Section 3.8, to the extent that Sellers either (x) are underproduced for Hydrocarbons or (y) have overdelivered any Hydrocarbons, in each case, as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Assets, an amount equal to the product of the underproduced and/or overdelivered volumes multiplied by $3.00/Mcf for gaseous Hydrocarbons;

(v)    the amount of all Asset Taxes allocated to Buyer in accordance with Section 15.2 but paid or payable by Sellers (for the avoidance of doubt, without duplication of any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Sellers in connection with a transaction to which Section 3.2(b)(i) applies and were taken into account in determining the adjustment pursuant to Section 3.2(b)(i));

(vi)    the 2018 Lease Acquisition Costs; and

(vii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Sellers and Buyer.

(b)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):

(i)    an amount equal to, to the extent that such amount has been received by Sellers and not remitted or paid to Buyer, all proceeds actually received by Sellers attributable to the ownership or operation of the Assets, including the sale of Hydrocarbons produced from or allocable to the Assets during the period following the Effective Time, net of Burdens (other than Property Expenses taken into account pursuant to Section 3.2(a));

(ii)    if Sellers make the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined as of or prior to the Closing;

(iii)    if Sellers make the election under Section 12.1(c)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined as of or prior to the Closing;

(iv)    the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 10.1(b)(iv), Section 11.3(b)(ii)(y), Section 11.4(a), Section 11.5(a), Section 11.5(b), or Section 12.1(c)(ii);

(v)    subject to Section 3.8, to the extent that Sellers either (x) are overproduced for Hydrocarbons or (y) have underdelivered any Hydrocarbons, in each case, as of the Effective Time, as complete and final settlement of all Imbalances attributable to the Assets, an amount equal to the product of the overproduced and/or underdelivered volumes multiplied by $3.00/Mcf for gaseous Hydrocarbons;

(vi)    the amount of all Asset Taxes allocated to Sellers in accordance with Section 15.2 but paid or payable by Buyer (for the avoidance of doubt, without duplication of any Asset Taxes that were withheld or deducted from the gross amount paid or payable to Sellers in connection with a transaction to which Section 3.2(a)(i) applies and were taken into account in determining the adjustment pursuant to Section 3.2(a)(i));

(vii)    an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties, and other similar interests (in each case) that are held by Sellers in suspense as of the Closing Date; and

(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by Sellers and Buyer.

3.3    Preliminary Settlement Statement. Not less than five (5) Business Days prior to Closing, Sellers shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth Sellers’ estimate of the Adjusted Base Purchase Price, reflecting each adjustment made in accordance with this Agreement as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Sellers’ account for the wire transfers of funds as required by Section 3.1 and Section 9.3(e). Within two (2) Business Days after Buyer’s receipt of the Preliminary Settlement Statement, Buyer shall deliver to Sellers a written report containing all changes that Buyer proposes to be made to the Preliminary Settlement Statement together with the explanation therefor and the supporting documents thereof. The Parties shall in good faith attempt to agree in writing on the Preliminary Settlement Statement as soon as possible after Sellers’ receipt of Buyer’s written report. The

Preliminary Settlement Statement, as agreed upon in writing by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree in writing upon any or all of the adjustments set forth in the Preliminary Settlement Statement, then the amount of such un-agreed adjustment or adjustments used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Sellers to Buyer pursuant to this Section 3.3; provided, further, the Title Defect Amounts and Remediation Amounts claimed by Buyer in any applicable Title Defect Notices and/or Environmental Defect Notices shall be used to determine the Defect Escrow Amount.

3.4    Final Settlement Statement.

(a)    On or before one hundred twenty (120) days after Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Sellers and delivered to Buyer taking into account all final adjustments made to the Purchase Price and showing the resulting final Base Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within thirty (30) days after Buyer’s receipt of the Final Settlement Statement, Buyer shall return to Sellers a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). Sellers shall make available to Buyer such information and records of Sellers to the extent reasonably necessary for Buyer to verify and audit the adjustments set forth (or that should have been set forth) in Sellers’ draft Final Settlement Statement. Any changes not so specified in the Dispute Notice shall be deemed waived, and Sellers’ determinations with respect to all such elements of the Final Settlement Statement that are not addressed specifically in the Dispute Notice shall prevail. If Buyer fails to timely deliver a Dispute Notice to Sellers containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Sellers will be deemed to be correct and will, without limiting payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(d) or the Parties’ respective rights to indemnity under Article XIII, be final and binding on the Parties and not subject to further audit or arbitration. If the Final Price set forth in the Final Settlement Statement is mutually agreed upon in writing by Sellers and Buyer, the Final Settlement Statement and the Final Price, shall, without limiting payments made from one Party to the other in respect of Asset Taxes pursuant to Section 15.2(d) or the Parties’ respective rights to indemnity under Article XIII, be final and binding on the Parties and not subject to further audit or arbitration. Any difference in the Adjusted Base Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party within ten (10) Business Days after final determination of such owed amounts in accordance herewith to the owed Party. All amounts paid pursuant to this Section 3.4 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.

(b)    If, after the delivery of the Final Settlement Statement pursuant to the provisions of Section 3.4(a), either Party receives monies (including proceeds of production) belonging to the other Party pursuant to Section 2.3 or otherwise, then such monies shall, within five (5) Business Days after the end of the month in which they were received, be paid over by the receiving Party to the owed Party.

3.5    Disputes. Sellers and Buyer shall work together in good faith to resolve any matters addressed in the Dispute Notice. If Sellers and Buyer are unable to resolve all of the matters addressed in the Dispute Notice within ten (10) Business Days after the delivery of such Dispute Notice by Buyer to Sellers, either Party may, upon notice to the other Party, submit all unresolved matters addressed in the Dispute Notice to arbitration in accordance with this Section 3.5. Within ten (10) Business Days of a matter being submitted to arbitration by a Party in accordance with the preceding sentence, each of Buyer and Sellers shall (a) summarize their position with regard to such dispute in a written document of twenty (20) pages or less and (b) submit such summaries to a nationally-recognized independent accounting firm as selected by mutual agreement of the Parties (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement, and any other documentation such Party may desire to submit. If the Parties cannot agree on an Accounting Arbitrator within ten (10) Business Days after a Party’s election to submit such matters to arbitration under this Section 3.5, then either Party may request the Houston, Texas office of the American Arbitration Association (the “AAA”) (or, if there is no such office, the office of the AAA serving Houston, Texas) to select the Accounting Arbitrator. Within ten (10) Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Sellers’ position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive, and binding on Sellers and Buyer and enforceable against any of the Parties in any court of competent jurisdiction. The costs of the Accounting Arbitrator shall be borne equally between the Sellers, on the one hand, and Buyer, on the other hand.

3.6    Allocated Values. Buyer and Sellers agree that the Base Purchase Price shall be allocated among the Assets as set forth on Schedule 3.6 (the “Allocated Values”). Buyer and Sellers agree that such allocation is reasonable and shall not take any position inconsistent therewith. Sellers, however, make no representation or warranty as to the accuracy of such values.

3.7    Purchase Price Allocation. Buyer and Sellers shall use commercially reasonable efforts to agree to an allocation of the Adjusted Base Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and, to the extent allowed under applicable federal income Tax Law, in a manner consistent with the Allocated Values, within thirty (30) days after the date that the Final Settlement Statement is finally determined pursuant to Section 3.4 (or if applicable, Section 3.5). If Buyer and Sellers do not reach an agreement with respect to such an allocation, Buyer and Sellers shall submit any such remaining disputed items to an Independent Accounting Firm who shall act as an arbitrator to determine only those items in dispute. Within thirty (30) days following submission to the Independent Accounting Firm, the Independent Accounting Firm will prepare and deliver a written determination to Buyer and Sellers with respect to the allocation. The allocation agreed to by Buyer and Sellers or determined by the Independent Accounting Firm shall become the final allocation (the “Allocation”). Buyer and Sellers (a) shall use commercially reasonable efforts to update the Allocation in accordance with Section 1060 of the Code following any adjustment to the Purchase Price pursuant to this Agreement, and (b) shall, and shall cause their respective Affiliates to, report consistently with the Allocation, as adjusted, on all Tax Returns, including Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section

1060), and neither Sellers nor Buyer shall take any position on any Tax Return that is inconsistent with the Allocation, as adjusted, unless otherwise required by applicable Law; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise, and/or settle any Tax audit, claim, or similar proceeding in connection with such allocation.

3.8    Allocation for Imbalances at Closing. If, prior to Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.11, then the Purchase Price shall be further adjusted at Closing pursuant to Section 3.2(a)(iv) or Section 3.2(b)(v), as applicable, and Schedule 4.11 will be deemed amended immediately prior to Closing to reflect the Imbalances for which the Purchase Price is so adjusted.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer the following as of the Execution Date and as of the Closing Date:

4.1    Organization, Existence, and Qualification. Each Seller is a limited partnership duly formed and validly existing under the Laws of the State of Delaware. Each Seller has all requisite limited partnership power and authority to own and operate its property (including the Assets) and to carry on its business as now conducted. Each Seller is duly licensed or qualified to do business as a foreign limited partnership in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.

4.2    Authority, Approval, and Enforceability. Each Seller has full limited partnership power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party, and the transactions contemplated herein and therein. The execution, delivery, and performance by each Seller of this Agreement and the Transaction Documents to which it is a party have been duly and validly authorized and approved by all necessary limited partnership action on the part of such Person. This Agreement is, and the Transaction Documents to which each Seller is a party when executed and delivered by such Person will be, the valid and binding obligations of such Person and enforceable against such Person in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

4.3    No Conflicts. Assuming the receipt of all Consents and the waiver of, or compliance with, all Preferential Purchase Rights, the execution, delivery, and performance by each Seller of this Agreement and the Transaction Documents to which such Person is a Party and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of such Person, (b) except for Permitted Encumbrances, result in a default or the creation of any material Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, contract, agreement, or other Material Contract to which any Seller is a party and which affects the Assets,

(c) violate in any material respect any judgment, order, ruling, regulation, or decree applicable to any Seller as a party in interest, or (d) assuming that HSR Approval has been received (if applicable), violate any Law applicable to any Seller or any of the Assets, except in the case of clauses (c) and (d), where such default, Encumbrance, termination, cancellation, acceleration, or violation would not have a Material Adverse Effect.

4.4    Consents. Except (a) as set forth on Schedule 4.4, and (b) for Customary Post-Closing Consents, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case), that any Seller is required to obtain in connection with the transfer of the Assets by Sellers to Buyer or the consummation of the transactions contemplated by this Agreement by Sellers (each, a “Consent”).

4.5    Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by or, to Sellers’ Knowledge, threatened in writing against Sellers or any of their general partners. Sellers and their general partners are not (and will not be upon consummation of the transactions contemplated hereby) insolvent. The transfer of the Assets by Sellers hereunder, and each Seller’s commitment to their respective obligations under this Agreement and the Transaction Documents executed and delivered hereunder are not being made by any Seller with actual intent to hinder, delay, or defraud any current or former creditors of any Seller or its general partner. Sellers are receiving reasonably equivalent value and fair consideration for the Assets transferred hereunder.

4.6    Litigation. Except as set forth on Schedule 4.6, (a) there are no pending Proceedings against Sellers or their respective Affiliates that relate to the Assets or to which the Assets are subject and, to Sellers’ Knowledge, no such Proceeding relating to the Assets or to which the Assets are subject has been threatened against Sellers or their respective Affiliates or the Assets, and (b) there are no pending Proceedings against Sellers or their respective Affiliates or to which the Assets are subject seeking to prevent the consummation of the transactions contemplated hereby or which is reasonably likely to materially impair or delay Sellers’ ability to perform the obligations of Sellers under this Agreement and, to Sellers’ Knowledge, no such Proceeding has been threatened against Sellers or their respective Affiliates or the Assets.

4.7    Material Contracts.

(a)    Schedule 4.7(a) sets forth, as of the Execution Date, all Applicable Contracts of the type described below (collectively, and together with all Other JOAs, the “Material Contracts”):

(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by Sellers of more than $100,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to Sellers of more than $100,000 during the remainder of the current or any subsequent calendar year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(iii)    any Applicable Contract for the sale, exchange, disposition, gathering, treatment, processing, storage, or transportation of Hydrocarbons produced after the Effective Time from or attributable to Sellers’ interest in the Assets that is not cancelable by Sellers without penalty or other material payment on not more than sixty (60) days’ prior written notice;

(iv)    any indenture, mortgage, loan, credit agreement, sale-leaseback, or similar Applicable Contract that is secured with mortgages or liens on the Assets, and any forbearance agreements, waivers, extension letters or similar documents, agreements, or instruments related thereto;

(v)    any Applicable Contract that constitutes a lease under which Sellers are the lessor or the lessee of Personal Property which lease (A) cannot be terminated by Sellers without penalty upon sixty (60) days’ or less notice and (B) involves an annual base rental of more than $100,000 (without regard to any increase in price) during the remainder of the current or any subsequent calendar year;

(vi)    any joint operating agreement pursuant to which a horizontal well has been drilled within the thirty-six (36) month prior period (a “Horizontal JOA”) and any farmout or farm-in agreement, participation agreement, exploration agreement, development agreement, or any similar Applicable Contract, in each case, with any remaining drilling, development, or other similar material obligations;

(vii)    any Applicable Contract between Sellers and any Affiliate of Sellers that will not be terminated prior to or as of the Closing;

(viii)    any Applicable Contract that provides for an area of mutual interest that will remain in effect after the Effective Time;

(ix)    any Applicable Contract that contains non-compete restrictions or other similar restrictions that will remain in effect after the Effective Time;

(x)    any agreement to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets at or after the Effective Time, other than (A) conventional rights of reassignment arising in connection with Sellers’ surrender or release of any of the Assets, (B) preferential rights to purchase, which are addressed in Section 4.9, (C) Contracts governing the sale of Hydrocarbons, (D) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, and (E) this Agreement;

(xi)    any Applicable Contract that is a seismic agreement or similar agreement;

(xii)    any Applicable Contract providing for any call upon or option to purchase Hydrocarbons with respect to the Assets or the processing thereof, in each case, after the Effective Time; and

(xiii)    any Applicable Contract that provides for an irrevocable power of attorney that will be in effect after the Closing.

(b)    Except as set forth on Schedule 4.7(b), and other than under the Credit Agreement, (i) there exists no material default under any Material Contract by Sellers or, to Sellers’ Knowledge, by any other Person that is a party to such Material Contract, (ii) no event has occurred within the twenty-four (24) month prior period, that, with notice or lapse of time or both, would constitute a material default under any Material Contract by Sellers and (iii) to Sellers’ Knowledge, no event has occurred during any period of time, that, with notice or lapse of time or both, would constitute a material default under any Material Contract by Sellers or any other Person who is a party to such Material Contract or give Sellers or any other party to any Material Contract the right to terminate or materially modify any Material Contract. Except as set forth on Schedule 4.7(b), within the twenty-four (24) month prior period, Seller has not received written notice of any material default under any Material Contract by Sellers or any other Person that is a party to such Material Contract, in each case, that remains unresolved. To Sellers’ Knowledge, all Material Contracts are in full force and effect. Prior to the Execution Date, except as otherwise indicated on Schedule 4.7(a) (which indicates only (x) Contracts that are farmin/farmout agreements that do not contain any material outstanding obligations, (y) joint operating agreements on customary industry terms and (z) mortgages that will be released at Closing), (A) to Sellers’ Knowledge, Sellers have provided (or otherwise made available) to Buyer true, correct, and complete copies of each Other JOA, and any and all material amendments, modifications, and supplements thereto and (B) Sellers have provided (or otherwise made available) to Buyer true, correct, and complete copies of each other Material Contract (including the Horizontal JOAs), and any and all material amendments, modifications, and supplements thereto.

4.8    No Violation of Laws. Except as set forth on Schedule 4.8, (a) the Assets that are operated by Sellers (or any of their respective Affiliates) are, and the operation of the Assets by Sellers (or any of their respective Affiliates) currently is, and within the twenty-four (24) month prior period has been (to the extent operated by Sellers or any of their respective Affiliates during such period), in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof and (b) to Sellers’ Knowledge, the Assets that are not operated by Sellers (or any of their respective Affiliates) are, and the operation of the Assets that are not operated by Sellers (or any of their respective Affiliates) currently is, and within the twenty-four (24) month prior period has been, in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets or the ownership, operation, development, maintenance, or use of any thereof.

4.9    Preferential Purchase Rights. Except as set forth on Schedule 4.9, there are no preferential purchase rights, rights of first refusal, or other similar rights that are applicable to the transfer of the Assets in connection with the transactions contemplated hereby (each a “Preferential Purchase Right”).

4.10    Royalties. Except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.2(b)(vii), within the twenty-four (24) month prior period, Sellers have not received written notice from any Person with respect to Sellers’ non-payment of any royalties and other Burdens with respect to the Assets due by Sellers that remains unresolved, or if not paid, are contesting such Burdens in good faith in the ordinary course.

4.11    Imbalances. To Sellers’ Knowledge, Schedule 4.11 sets forth all material Imbalances associated with the Assets as of the Effective Time.

4.12    Current Commitments. Schedule 4.12 sets forth, as of the Execution Date, each authority for expenditures for an amount greater than $100,000 (net to Sellers’ interest) (collectively, the “AFEs”) relating to the Assets to drill or rework wells or for other capital expenditures for which all of the activities anticipated in such AFEs or commitments have not been completed by the Execution Date.

4.13    Taxes.

(a)    All material Asset Taxes that have become due and payable have been paid in full, and all material Tax Returns with respect to Asset Taxes required to be filed have been duly and timely filed.

(b)    There are no liens on any of the Assets attributable to Taxes other than statutory liens for Taxes that are not yet due and payable.

(c)    No audit, litigation, or other proceeding with respect to Asset Taxes has been commenced or is presently pending, and no Seller has received written notice of any pending material claim against it (which remains outstanding) from any applicable Governmental Authority for assessment of Asset Taxes and, to the Knowledge of Sellers, no such claim has been threatened.

(d)    None of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

4.14    Brokers’ Fees. Except as set forth on Schedule 4.14, no broker, investment banker, or other Person is entitled to any brokers’, finders’, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Seller for which Buyer or Buyer’s Affiliate shall have any responsibility.

4.15    Environmental Laws. Except as set forth on Schedule 4.15:

(a)    To Sellers’ Knowledge: (i) the Assets are and, during Sellers’ period of ownership, have been in compliance with Environmental Laws in all material respects; and (ii) there has been no material release into the environment of Hazardous Substances on or from the Assets for which remedial or corrective action is required pursuant to Environmental Laws or material Liabilities may be incurred;

(b)    As of the Execution Date, Sellers (i) have not received from any Governmental Authority any written notice of material violation of, alleged violation of, or non-compliance with, any Environmental Law pertaining to the Assets other than notices with respect to matters that have been resolved to the satisfaction of any relevant Governmental Authority and for which Sellers have no further material obligations outstanding, and (ii) are not subject to any outstanding “administrative order,” “consent order,” or other Governmental Authority agreement, order, or decree with respect to the ownership or operation of the Assets imposing material ongoing obligations pursuant to Environmental Laws; and

(c)    Prior to the Execution Date, copies of all final written reports of environmental site assessments and/or compliance audits that have been prepared by a Third Party on behalf of Sellers or that are in Sellers’ possession or control and that identify or address any material Environmental Defect affecting the Assets have been made available for inspection by Buyer.

4.16    Payments for Production. Sellers are not obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement, with respect to any of the Assets to sell, gather, deliver, process, or transport any Hydrocarbons after the Effective Time without then or thereafter receiving full payment therefor other than obligations arising from (a) Burdens, (b) gas balancing arrangements, and (c) non-consent provisions in the Material Contracts.

4.17    Payout Status. Schedule 4.17 sets forth the “payout” balance, as of the dates set forth on such Schedule, (a) for each Asset operated by any Seller or its Affiliates or (b) to Sellers’ Knowledge, for each Asset not operated by any Seller or its Affiliates, in each case, subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

4.18    Governmental Authorizations. Except as disclosed on Schedule 4.18, to Sellers’ Knowledge, Sellers or the applicable Third Party operator are maintaining, and for the twenty-four (24) month prior period have maintained, all material federal, state, and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges, and applications therefor that are presently necessary or required for the operation of the Assets as currently operated.

4.19    Leases; Surface Rights.

(a)    Except as set forth on Schedule 4.19(a), within the twenty-four (24) month prior period, Seller has not received written notice from any Person of any material default under any Lease or Surface Right by Sellers or any other Person that is a party to such Lease or Surface Right in each case, that remains unresolved. Neither Sellers nor any Affiliate of Sellers have received from any other party to a Lease or Surface Right any notice in writing of termination or intention to terminate any Lease or Surface Right.

(b)    None of the Leases is subject to a drilling commitment, continuous drilling obligation or condition, or other obligation or condition to drill a well or wells, excluding provisions allowing for optional drilling to maintain the life of a leasehold interest or any part thereof, or depth or tract covered thereby.

(c)    Schedule 4.19(c) sets forth those Leases that are being maintained in full force and effect by the payment of shut-in royalties or similar payments in lieu of operations or production, in each case, limited to Sellers’ Knowledge with respect to Leases for which Sellers or their respective Affiliates do not serve as operator.

(d)    Schedule 4.19(d) sets forth the expiration date of each Lease that is currently in its primary term and that will expire before June 30, 2019 absent the drilling of a well or payment of a fee.

4.20    Wells.

(a)    There is no Well included in the Assets drilled by Sellers or any of their respective Affiliates that has been drilled and completed in a manner that is not within the limits permitted by all applicable Laws, Leases or other instruments governing the Assets, contracts, and pooling or Unit agreements.

(b)    Except as described on Schedule 4.20(b), other than wells that have been permanently plugged and abandoned in accordance with all applicable Laws, to Sellers’ Knowledge, as of the Execution Date, there are no shut in or otherwise inactive wells that are located on lands burdened by the Leases or on lands pooled or unitized therewith.

4.21    Ownership of Assets. Except for (a) the Excluded Assets and/or (b) those interests described on Exhibit E, as of the Closing Date, no Affiliate of Sellers owns any interests burdening the Assets or that, if owned by Sellers, would constitute an Asset.

4.22    Completeness of the Assets. Except for the Excluded Assets, as of Closing, (a) the Assets include all of the properties and assets used or held for use by Sellers or their respective Affiliates in connection with the exploration, development, production, gathering and transportation of Hydrocarbons from the Assets and (b) no Seller or Affiliate of any Seller owns an interest in any of the Leases or the Wells.

4.23    Insurance. Each Seller currently maintains, as of the Execution Date, and has maintained since the Effective Time, the insurance coverages set forth on Schedule 4.23 with respect to the Assets. To Sellers’ Knowledge, such insurance coverage is in full force and effect.

4.24    Credit Support. Schedule 4.24 lists all bonds, letters of credit, guarantees and other credit support posted or entered into by any Seller or Sellers’ respective Affiliates with Governmental Authorities or any other Person with respect to the ownership or operation of the Assets and that remains in effect (the “Credit Support”).

4.25    Indebtedness. Except as set forth on Schedule 4.25, no Seller has any Indebtedness. Schedule 4.25 sets forth the pay-off amount necessary for payment in full of each item of Indebtedness set forth thereon, as of the date set forth on such Schedule.

4.26    International Trade Matters. Sellers, and their respective officers, directors and employees, are currently, and for the past three (3) years have been, in compliance in all material respects with all applicable Sanctions Laws and Ex-Im Laws. Neither Sellers, nor any of their respective officers, directors, or employees, are currently, or have been in the last three (3) years: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) operating, conducting business, or participating in any transaction in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (iv) to the Knowledge of Sellers, engaging in dealings with any Sanctioned Person related to the Assets, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws.

4.27    Anti-Corruption Matters. (i) Sellers, and their respective officers, directors and employees, are currently, and for the past three (3) years have been, in compliance in all material respects with all applicable Anti-Corruption Laws, and (ii) except as would not have a Material Adverse Effect, neither Sellers nor any of their respective officers, directors, or employees, have, directly or indirectly, corruptly offered, paid, given, promised to pay or give, or authorized the payment or giving of any money or anything of value to any officer or employee of any government, or any department, agency, or instrumentality thereof, or to any Person acting on behalf of such government, department, agency, or instrumentality, for the purpose of securing any improper business advantage, or for any other prohibited purpose (within the meaning of applicable Anti-Corruption Laws).

4.28    Patriot Act Compliance. None of the Sellers is currently under investigation by any Governmental Authority for alleged criminal activity in connection with any Patriot Act Offense.

4.29    Information Supplied. None of the information supplied or to be supplied by or on behalf of any Seller related to such Seller or any of its Affiliates or the Assets for inclusion or incorporation by reference in the Proxy Statement or the Offer Documents will, on the date mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Offer Documents, insofar as it relates to information supplied by or on behalf of any Seller related to any Seller or any of its Affiliates or the Assets for inclusion therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers the following as of the Execution Date and as of the Closing Date:

5.1    Organization, Existence, and Qualification. Buyer is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign entity in all jurisdictions in which (a) the Assets are located and (b) it carries on business or owns assets and such qualification is required by Law except in the case of this clause (b) where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

5.2    Authority, Approval, and Enforceability. Buyer has full limited liability company power and authority to enter into and perform this Agreement, the Transaction Documents to which it is a party, and the transactions contemplated herein and therein. The execution, delivery, and performance by Buyer of this Agreement and the Transaction Documents has been duly and validly authorized and approved by all necessary limited liability company action on the part of Buyer, other than the receipt of the Stockholder Approval. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligations of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

5.3    No Conflicts. The execution, delivery, and performance by Buyer of this Agreement, the Transaction Documents, and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation, or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound, (c) violate any judgment, order, ruling, regulation, or decree applicable to Buyer as a party in interest, or (d) assuming the consents and approvals referred to in Section 5.4 have been obtained or made, violate any Law applicable to Buyer or any of its property, except in the case of clauses (b), (c), and (d) where such default, Encumbrance, termination, cancellation, acceleration, or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents or perform its obligations hereunder and thereunder.

5.4    Consents. There are no consents or approvals (including from Third Parties) that Buyer is required to obtain in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the HSR Approval; (b) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby; (c) the Stockholder Approval; and (d) any such consent, approval, order, authorization, registration, filing or permit that the failure to obtain would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents or perform its obligations hereunder and thereunder.

5.5    Bankruptcy. There are no bankruptcy, insolvency, reorganization, or receivership proceedings pending against, being contemplated by or, to Buyer’s actual knowledge, threatened in writing against Buyer or any Affiliate of Buyer. Buyer is not (and will not be upon consummation of the transactions contemplated hereby) insolvent.

5.6    Litigation. There are no Proceedings pending, or to Buyer’s actual knowledge, threatened in writing against Buyer that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement.

5.7    Independent Evaluation. BUYER IS (AND ITS ADVISORS ARE) EXPERIENCED AND KNOWLEDGEABLE IN THE EVALUATION, PURCHASE, OWNERSHIP, AND OPERATION OF OIL AND GAS PROPERTIES AND THE OIL AND GAS BUSINESS AND AWARE OF THE RISKS OF THAT BUSINESS. BUYER ACKNOWLEDGES AND AFFIRMS THAT (A) IN MAKING THE DECISION TO ENTER

INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, IT HAS COMPLETED AND RELIED SOLELY UPON (I) ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS, AND EVALUATION OF THE ASSETS, (II) THE REPRESENTATIONS, WARRANTIES, AND COVENANTS OF SELLERS SET FORTH HEREIN AND IN THE TRANSACTION DOCUMENTS, AND (III) THE ADVICE OF ITS OWN LEGAL, TAX, ECONOMIC, ENVIRONMENTAL, ENGINEERING, GEOLOGICAL, AND GEOPHYSICAL ADVISORS AND NOT ON ANY COMMENTS, STATEMENTS, PROJECTIONS, OR OTHER MATERIALS MADE OR GIVEN BY ANY REPRESENTATIVES, CONSULTANTS, OR ADVISORS OF SELLERS, (B) EXCEPT FOR THE EXPRESS REPRESENTATIONS, WARRANTIES, COVENANTS AND REMEDIES PROVIDED IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, BUYER IS ACQUIRING THE ASSETS ON AN “AS-IS, WHERE-IS” BASIS WITH ALL FAULTS, AND HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS, WARRANTIES, COVENANTS, OR STATEMENTS OF SELLERS IN ENTERING INTO THIS AGREEMENT, AND (C) WITHOUT LIMITING SELLERS’ RIGHTS UNDER THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AS OF CLOSING, WILL HAVE SATISFIED ITSELF THROUGH ITS OWN DUE DILIGENCE AS TO THE ENVIRONMENTAL AND PHYSICAL CONDITION OF AND CONTRACTUAL ARRANGEMENTS AND OTHER MATTERS AFFECTING THE ASSETS.

5.8    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any state blue sky Laws, or any other securities Laws.

5.9    Information Supplied. None of the information supplied or to be supplied by or on behalf of Buyer or Parent for inclusion or incorporation by reference in the Proxy Statement or the Offer Documents will, on the date mailed to stockholders of Parent or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Offer Documents (other than with respect to information supplied by the Sellers or their Affiliates or with respect to the Assets for inclusion therein) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

5.10    Financing. Parent has delivered to the Buyer a complete and correct copy of the Debt Commitment Letter pursuant to which the lender parties thereto have agreed, subject to the terms and conditions thereof, to provide the Debt Financing. As of the Execution Date, the Debt Commitment Letter is in full force and effect (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law)) and constitutes the legal, valid, and binding obligation of any Subsidiary of Parent party thereto and, to the actual knowledge of Parent, the other parties thereto. As of the Execution Date, there are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Debt Commitment Letter. As of the Execution Date, assuming the satisfaction of the conditions precedent in Article VII, the accuracy of the Sellers’ representations and warranties set forth in Article IV and compliance by the Sellers with the covenants set forth in Section 5.10, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition in the Debt Commitment Letter required to be satisfied by it.

5.11    Qualification as Operator. As of Closing, Buyer will be (or will have used commercially reasonable efforts to be) qualified to own and assume operatorship of the Assets in all jurisdictions where the Assets are located. To the extent required by Law, as of Closing, Buyer will possess or otherwise maintain (or will have used commercially efforts to possess or maintain) lease bonds, area wide bonds, or any other surety bonds as may be required by, and in accordance with, such applicable Laws governing the ownership and operation of the Assets and has filed (or will have used commercially reasonable efforts to file) any and all required reports necessary for such ownership and/or operation with all Governmental Authorities having jurisdiction over such ownership and/or operation.

5.12    Brokers’ Fees. Except as set forth on Schedule 5.12, no broker, investment banker or other Person is entitled to any brokers’, finders’, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which Sellers or their respective Affiliates shall have any responsibility.

ARTICLE VI

CERTAIN AGREEMENTS

6.1    Conduct of Business.

(a)    Except (w) as set forth on Schedule 6.1 and/or any actions taken in connection with Seasonal Marketing Contracts, (x) for the operations covered by the AFEs and other capital commitments described on Schedule 4.12, (y) for actions taken in connection with emergency situations or as required by Law or a Governmental Authority, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Sellers shall, from and after the Execution Date until Closing:

(i)    own, (where applicable) operate, and maintain the Assets as a reasonably prudent operator of oil and gas properties similar to the Assets located in the region where the Designated Area is located, in material compliance with all applicable Laws and otherwise in a regular and ordinary manner consistent with Sellers’ past practices;

(ii)    maintain the books of account and Records relating to the Assets in a regular and ordinary manner consistent with Sellers’ past practices;

(iii)    not propose any operation reasonably expected to cost Sellers in excess of $100,000 (net to Sellers’ interest);

(iv)    not elect to participate in or non-consent any operation proposed by a Third Party that is reasonably expected to cost Seller in excess of $100,000 (net to Sellers’

interest); provided that any Seller may non-consent an operation if Buyer fails to provide its consent to participate in such operation within five (5) Business Days of receiving a written request for such consent;

(v)    not enter into an Applicable Contract that, if entered into on or prior to the Execution Date, would be required to be listed on Schedule 4.7(a), or materially amend or change the terms of any Material Contract, any Applicable Contract entered into after the Execution Date in accordance with this Section 6.1(a), or any Lease;

(vi)    (A) not transfer, sell, mortgage, or pledge any portion of the Assets other than (1) the sale or disposal of Hydrocarbons in the ordinary course of business, (2) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment is obtained, and (3) items constituting Permitted Encumbrances or (B) purchase or acquire any assets or properties that will constitute Assets under this Agreement or for which the costs and expenses associated therewith would be Property Expenses for which Buyer will be responsible other than (1) purchases of equipment, machinery or other personal property in the ordinary course of business and (2) acquisitions of any new Leases in the ordinary course of business up to an aggregate amount not to exceed $1,000,000 (net to Sellers’ interest) and/or any 2018 Leases;

(vii)    maintain all permits with and approvals from Governmental Authorities necessary for the ownership or operation of the Assets as currently owned and/or operated;

(viii)    provide Buyer with copies of any and all material correspondence received from any Governmental Authority with respect to the Assets within two (2) Business Days after Sellers obtain Knowledge of the receipt thereof;

(ix)    not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the Assets, or voluntarily abandon any of the Assets other than as required pursuant to the terms of a Lease or applicable Law;

(x)    use commercially reasonable efforts to maintain its existing insurance policies relating to the Assets in such amounts and with such deductibles as are currently maintained by Sellers;

(xi)    not settle or compromise any Proceeding relating to the Assets, other than settlements or compromises of Retained Obligations or Specified Obligations or other matters for which Sellers are solely liable for under the terms of this Agreement;

(xii)    not, and cause its Affiliates not to, and use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly (A) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to, any Person (other than Parent, Buyer and their respective Representatives) concerning any Alternative Proposal, (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any non-public information with respect to any Alternative Proposal or (C) commence, continue or renew any due diligence investigation regarding any Alternative Proposal, other than, in each case, as permitted in Section 6.1(a)(vi); and

(xiii)    not commit to do any of the foregoing in clauses (iii), (v), (vi), (ix), (xi), or (xii).

(b)    Buyer acknowledges Sellers own undivided interests in certain of the properties comprising the Assets, and Buyer agrees that the acts or omissions of the other Working Interest owners or operators who are not Sellers or an Affiliate of Sellers shall not constitute a breach of the provisions of this Section 6.1, and no action required by a vote of Working Interest owners shall constitute such a breach so long as Sellers have voted their interest in a manner that complies with the provisions of this Section 6.1.

(c)    Except with respect to any amendment of the budget contained in Schedule 6.1, Buyer’s approval of any action restricted by this Section 6.1 shall be considered granted seventy-two (72) hours (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Sellers’ notice) after Sellers’ notice to Buyer requesting such consent unless Buyer notifies Sellers to the contrary during that period.

(d)    At Buyer’s request, at reasonable times and on reasonably frequent intervals during the Interim Period, Sellers will consult with Buyer and keep Buyer reasonably apprised with respect to Sellers’ or its Affiliates’ past and planned activities and operations (including the outcome and actual or estimated costs thereof) on or with respect to the Assets, including those described on Schedule 6.1.

6.2    Successor Operator. While Buyer acknowledges that it desires to succeed Sellers as operator of those Assets or portions thereof that Sellers may presently operate, Buyer acknowledges and agrees that Sellers cannot and do not covenant or warrant that Buyer shall become successor operator of such Assets since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Sellers agree, however, that as to the Assets that Sellers operate, Sellers shall use commercially reasonable efforts to support Buyer’s efforts to become successor operator of such Assets (to the extent permitted under any applicable joint operating agreement) effective as of Closing and to designate or appoint, to the extent legally possible and permitted under any applicable joint operating agreement, Buyer as successor operator of such Assets effective as of Closing.

6.3    Credit Support. Buyer acknowledges that none of the Credit Support listed on Schedule 4.24 is transferable to Buyer. Buyer shall use commercially reasonable efforts to obtain or cause to be obtained in the name of Buyer and effective as of the Closing Date replacements for each such Credit Support set forth in Schedule 4.24 to the extent such replacements are necessary to permit the cancellation or release of such Credit Support. In the event that any counterparty to any such Credit Support does not release Sellers and their respective Affiliates, then, from and after the Closing, Buyer shall indemnify Sellers and their respective Affiliates against all amounts incurred by Sellers or their respective Affiliates from and after the Closing under such Credit Support (and all costs incurred in connection with maintaining such Credit Support from and after the Closing) if applicable to Assets acquired by Buyer. In addition, at or prior to Closing, Buyer shall deliver to Sellers evidence of the posting of bonds, letters of credit, or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate the Assets.

6.4    Record Retention. Buyer shall, and shall cause its successors and assigns to, for at least a period of seven (7) years following Closing, (a) retain the Records, (b) provide Sellers and their respective Affiliates and its and their officers, employees, and representatives with access to the Records during normal business hours for review and copying at Sellers’ expense for Tax and accounting purposes, and (c) provide Sellers and their respective Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials in Buyer’s possession or control relating to any Third Party Claim made under Section 13.2 for review and copying at Sellers’ expense. At the end of such seven (7) year period and prior to destroying any of the Records, Buyer shall notify Sellers in advance of any such destruction and provide Sellers an opportunity to copy such Records at Sellers’ sole cost and expense.

6.5    Knowledge of Breach; Right to Cure; Schedule Supplements.

(a)    Each Party will notify the other promptly and in reasonable detail after such first Party obtains actual knowledge that any representation or warranty of the other Party contained in this Agreement is, becomes, or will be untrue in any material respect on or before the Closing Date. If, prior to the Closing, a Party has actual knowledge that any representation or warranty herein of the other Party is untrue in a manner that causes such first Party’s obligation to Close pursuant to Section 7.1 or Section 8.1, as applicable, not to be satisfied but such first Party nevertheless elects to Close, then such first Party will be deemed to have waived such breaches of such representations and warranties with respect to its obligation to Close and shall not be entitled to make a claim under this Agreement with respect to any such breach.

(b)    If any of Sellers’ or Buyer’s representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing, or if any of Sellers’ or Buyer’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant, or agreement is cured by the Closing (or, if the Closing does not occur, cured prior to the termination of this Agreement), then such breach shall be considered not to have occurred for all purposes of this Agreement.

(c)    Prior to Closing, each Seller shall have the right to supplement its Schedules relating to the representations and warranties set forth in Article IV with respect to any matters discovered (if Sellers’ applicable representation or warranty is qualified by Sellers’ Knowledge) or occurring subsequent to the Execution Date and such supplements shall, if the Closing occurs, be deemed to have been included in such Seller’s representations and warranties for purposes of such Seller’s indemnification obligations under Article XIII. However, all such supplements shall be disregarded for all purposes of this Agreement, including determining whether the condition to Buyer’s obligation to close the transaction pursuant to Section 7.1 has been satisfied; provided, however, if based solely on the matters relating to such supplements Buyer’s obligation to Close the transaction pursuant to Section 7.1 has not been satisfied but Buyer nevertheless elects to Close, Buyer will be deemed to have waived the matters relating to such supplements in regard to Buyer’s obligation to Close and shall not be entitled to make a claim under this Agreement with respect to any such matter.

6.6    Regulatory Matters. Unless HSR Act notification is not required because an exemption applies, Sellers and Buyer shall (a) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other filings or notifications required by applicable Laws with respect to the transactions contemplated hereby promptly following the Execution Date, and Sellers and Buyer shall bear their own costs and expenses incurred in connection with such filings, provided that any filing fees in connection therewith shall be borne equally by the Parties, and (b) use their commercially reasonable efforts to (x) promptly respond to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”), or any other Governmental Authority, (y) take all actions reasonably necessary to cause the waiting periods under the HSR Act and any other applicable Laws to terminate or expire at the earliest possible date, and (z) resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of applicable Laws, all to the end of expediting consummation of the transactions contemplated hereby. In connection with this Section 6.6 and the transactions contemplated by this Agreement, the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation, or inquiry, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the transactions contemplated hereby, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with or written materials to be submitted to, the DOJ, the FTC, or any other Governmental Authority or, in connection with any proceeding by a private party, any other Person, in connection with the transactions contemplated hereby, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC, or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC, or any other Governmental Authority or person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the transactions contemplated hereby.

6.7    Interests of Seller Affiliates. Prior to Closing, Sellers shall cause EnerVest Energy Institutional Fund XI-B, L.P., a Delaware limited partnership, and any other Affiliate of Sellers that holds any asset, property, or interest that, if owned by Sellers as of the Execution Date would constitute an Asset (including any net profits interests or similar interests in the Leases or Wells and including any interest in a 2018 New Lease acquired on or after March 16, 2018) (each an “Affiliate Asset”), to convey all such Affiliate Assets to Sellers (and to terminate all such net profits interests) pursuant to a form of recordable conveyance in form and substance reasonably acceptable to Buyer, and Sellers shall deliver executed originals of such conveyances to Buyer on or prior to the Closing. Any Affiliate Asset that is so conveyed to Sellers (and subsequently conveyed to Buyer at Closing) shall be treated as an Asset that is owned by Sellers as of all times that such Affiliate Asset was owned by such Affiliate for purposes of (a) Sellers’ representations, warranties, covenants, and indemnities hereunder and (b) for purposes of determining the existence of any Title Defect or any breach of the special warranty of title in the Assignment. For the avoidance of doubt, this Section 6.7 shall not apply to any of the Excluded Assets.

6.8    Sellers’ Indebtedness. Sellers shall negotiate and obtain on or prior to the Closing Date (a) releases of all Encumbrances securing borrowed monies or payment obligations incurred by a Seller or any of their Affiliates under any Indebtedness that is secured by the Assets, including the Indebtedness described on Schedule 4.25, (b) authorizations to file UCC-3 termination statements in all applicable jurisdictions to evidence the release of all such Encumbrances on the Assets securing due and payable obligations under any Indebtedness, and (c) all instruments and agreements reasonably requested by, and in form and substance reasonably acceptable to, Buyer to effect and file of record the release of all Encumbrances in connection therewith as of the Closing. Each Seller shall use the proceeds from the Adjusted Base Purchase Price paid by Buyer to such Seller at the Closing to pay off in full all Indebtedness of such Seller or pertaining to the Assets, including the Indebtedness described on Schedule 4.25.

6.9    Transaction Litigation. Each Party shall give the other Party the opportunity to participate in the defense, settlement, or prosecution of any proceeding commenced following the Execution Date related to this Agreement or the transactions contemplated hereby at such Party’s sole cost and expense. Prior to the Closing Date, no Party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle, or come to an arrangement regarding any such litigation or consent to the same unless the other Party shall have consented in writing (which consent shall not be unreasonably withheld, conditioned, or delayed).

6.10    Financing.

(a)    Parent and Buyer shall use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (subject to any “flex” provisions applicable thereto), including using commercially reasonable efforts to (i) maintain in effect the commitment for the Debt Financing set forth in the Debt Commitment Letter, (ii) negotiate, execute, and deliver definitive agreements with respect to the Debt Financing having terms and conditions contemplated by the Debt Commitment Letter (including any flex terms in the Debt Commitment Letter) and on such other terms that would not (A) reduce the aggregate amount of the Debt Financing such that Parent and Buyer would not have sufficient funds at Closing to pay all obligations of Parent and the Buyer hereunder or (B) impose new or additional conditions to the receipt of the Debt Financing, or otherwise amend, modify or expand any conditions, to the receipt of the Debt Financing, in each case, in a manner that would reasonably be expected to (1) materially delay the timing of the Debt Financing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) materially less likely to occur or (3) adversely affect in any material respect (x) the ability of Parent and the Buyer to enforce their rights against the other parties to the Debt Commitment Letter or (y) the ability of Parent and the Buyer to consummate the transactions hereunder (any such event described in (A) or (B), an “Adverse Effect on Financing”), and (iii) satisfy and cause to be satisfied, on a timely basis, all conditions applicable to Parent’s Subsidiaries in such Debt Commitment Letter and the definitive agreements related thereto.

(b)    If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (including any related flex terms), Parent and the Buyer shall use their commercially reasonable efforts to arrange to obtain alternative debt financing on terms in the aggregate not materially less favorable to Buyer in the reasonable judgment of Buyer than the Debt Financing contemplated by the Debt Commitment Letter; provided, however, that any such alternative financing will not, without the prior written consent of the Sellers (not to be unreasonably withheld, conditioned or delayed), reasonably be expected to have an Adverse Effect on Financing. Without the prior written consent of Sellers (not to be unreasonably withheld, conditioned or delayed), Parent and the Buyer shall not amend or modify the Debt Commitment Letter in a manner that could reasonably be expected to have an Adverse Effect on Financing (it being understood the Debt Financing may be replaced so long as such replacement does not have an Adverse Effect on Financing); provided, however, that additional Financing Sources may be added to any Debt Commitment Letter in accordance with the terms thereof, if the addition of such additional parties, individually or in the aggregate, would not reasonably be expected to prevent or materially delay the availability of the Debt Financing under the Debt Commitment Letter or the consummation of the transactions described herein.

6.11    Financing Cooperation. Prior to the Closing Date (or until the earlier termination of this Agreement in accordance with Section 14.1), Sellers shall provide, and shall use its commercially reasonable efforts to cause its Affiliates and its and their Representatives to provide, Buyer such commercially reasonable cooperation as may be reasonably requested by Buyer with respect to the Debt Financing. Such cooperation shall include:

(a)    participating in a reasonable number of due diligence sessions, drafting sessions, road shows and sessions with ratings agencies in connection with the Debt Financing including using commercially reasonable efforts to facilitate direct contact between senior management (with appropriate seniority and expertise) and Representatives (including, for the avoidance of doubt, accountants) of Sellers, on the one hand, and the Financing Sources, and permitting the prospective lenders involved in the Debt Financing to conduct customary due diligence, all during normal business hours and with reasonable prior notice at reasonable locations and subject to customary confidentiality arrangements for syndicated bank loans;

(b)    providing information reasonably requested by Buyer for its preparation of materials for bank information memoranda, marketing materials, rating agency presentations, high-yield offering prospectuses and similar documents required in connection with the Debt Financing, and using commercially reasonable efforts to identify any information contained therein that would constitute material, non-public information with respect to Sellers, its Affiliates or its or their securities or the Assets for purposes of foreign, United States federal or state securities Laws;

(c)    furnishing the Buyer and its Financing Sources with the Required Information (as soon as reasonably practicable after the date hereof) in each case that is Compliant;

(d)    providing reasonable access to Buyer and its Representatives to all properties of proved oil and gas reserves included in the Assets and other real property included in the Assets, all during normal business hours and with reasonable prior notice and subject to customary confidentiality arrangements;

(e)    providing to Buyer copies of any updates to the proved oil and gas reserve report for the Assets as of January 1, 2018 prepared by Cawley, Gillespie & Associates or another independent petroleum engineering firm reasonably acceptable to Buyer and obtaining from such independent petroleum engineering firm consents for the inclusion of such reports in bank information memorandum, offering memorandum or other marketing materials used in connection with the Debt Financing;

(f)    providing reasonable assistance to the Buyer in connection with the preparation of pro forma financial information to be included in any marketing materials to be used in Buyer’s Debt Financing;

(g)    providing reasonable assistance to the Buyer in preparing (A) a description of the Assets and “Management’s Discussion and Analysis” with respect to the Assets, (B) the pro forma financial information and (C) any other relevant section of any offering documents, in each case to the extent necessary in connection with any offering documents in respect of the Debt Financing;

(h)    providing lease operating statements in respect of the Assets prior to the Closing Date to the extent normally prepared by Sellers promptly after they are prepared;

(i)    providing reasonable assistance in the review of disclosure schedules related to the Debt Financing for completeness and accuracy;

(j)    obtaining and providing customary (x) reserve engineers’ “comfort” for Rule 144A high-yield offerings and (y) accountants’ comfort letters and consents from T. J. Smith & Company, Inc., Weaver & Tidwell, L.L.P., PricewaterhouseCoopers LLP, RSM US LLP and Deloitte & Touche LLP, including issuing any customary representation letters in connection therewith to each such auditor in connection with the financing statements included in the Proxy Statement reasonably requested by Buyer;

(k)    facilitating Buyer’s preparation of the documentation necessary to pledge and mortgage the Assets that will be collateral under the Debt Financing provided, that, (A) none of the documents shall be executed and/or delivered except in connection with, or contingent upon, the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing, and (C) no liability shall be imposed on any Seller or any Affiliate thereof or any of their respective officers or employees involved;

(l)    furnishing prior to the Closing Date, upon the Buyer’s prior written request at least seven (7) Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001;

provided, that in no event shall any Seller or any Affiliate of any Seller be required to pay any commitment or other fee or incur any other cost, expense, or liability in connection with the Debt Financing that is not covered by the following indemnity (unless promptly reimbursed in accordance with Section 6.11(m)), and provided, further, that nothing herein will require such cooperation to the extent it unreasonably interferes with the business or operations of any Seller or its Affiliates.

(m)    Buyer shall promptly, upon request by Sellers, reimburse Sellers for all documented out-of-pocket costs and expenses incurred by Contributors in connection with their cooperation contemplated by Section 6.11(j), and all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Sellers in connection with their cooperation contemplated by the other provisions of this Section 6.11. Except as expressly set forth in this Agreement, in no event will Sellers or their Affiliates or their Representatives have any liability of any kind or nature to Parent, Buyer, Financing Sources or any other Person arising or resulting from the cooperation provided in this Section 6.11. Without affecting Buyers rights under this Agreement, Buyer shall indemnify and hold harmless Sellers and their respective Affiliates and Representatives from and against any and all losses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith; provided, however, that Buyer shall not be required to indemnify and hold harmless Sellers and their respective Representatives to the extent that such losses arise from or are related to information provided by any Seller or its Representatives to Buyer in writing specifically for use in the Debt Financing that contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

6.12    Preparation of Proxy Statement.

(a)    Sellers shall provide to Parent as promptly as practicable all information concerning the Sellers, their Affiliates, the Assets and the assets subject to the South Texas CA (including, for avoidance of doubt, the GulfTex Assets) and the Ironwood MIPA that may be required by the Federal Securities Laws, in each case, for inclusion in the Proxy Statement (collectively, the “Required Proxy Information”) or any other filing required to be made by Parent (including, for the avoidance of doubt, any Current Report on Form 8-K that is required to be filed by Parent in connection with the Closing); provided, however, that Parent shall not use any such information for any purposes other than those contemplated by this Agreement unless: (i) Parent obtains the prior written consent of the Sellers (not to be unreasonably withheld, conditioned, or delayed) to such use; (ii) to the extent that use of such information is required to avoid violation of applicable Law or (iii) to the extent that the use of such information is required in connection with the Parent’s Debt Financing.

(b)    Each of the Sellers and Parent shall cooperate with each other in the preparation of the Proxy Statement (including the preliminary Proxy Statement) and any amendment or supplement to the preliminary Proxy Statement, any Offer Documents and any other filing required by the Federal Securities Laws to be filed by Parent in connection with the Transaction; provided, however, that Parent shall furnish such preliminary Proxy Statement, any other Offer Documents or such filing to the Sellers and give the Sellers and its legal counsel a reasonable opportunity to review such preliminary Proxy Statement, Offer Documents or such filing prior to filing with the SEC and shall accept all reasonable additions, deletions, or changes suggested by the Sellers in connection therewith. Parent shall promptly notify the Sellers of the receipt of any comments of the SEC staff with respect to the preliminary Proxy Statement or any Offer Documents and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Sellers as promptly as reasonably practicable copies of all written correspondence between Parent or any representative of Parent and the SEC with respect to the Proxy Statement and Offer Documents. If comments are received from the SEC staff with respect to the preliminary Proxy Statement or Offer Documents, Parent and the Sellers shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to the comments of the SEC. Parent shall provide the Sellers and its legal counsel with a reasonable opportunity to review any amendment or supplement to the preliminary Proxy Statement or Offer Documents prior to filing with the SEC and shall accept all reasonable additions, deletions, or changes suggested by the Sellers in connection therewith. The Sellers and Parent shall cooperate to promptly provide such information as may be required to be included in the Proxy Statement or Offer Documents or as may be reasonably required to respond to any comment of the SEC staff. If at any time prior to receipt of Stockholder Approval, any information in the Proxy Statement or Offer Documents should be discovered by the Sellers or Parent that should be set forth in an amendment or supplement to the Proxy Statement or Offer Documents, so that such Proxy Statement or Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be included in the Proxy Statement or Offer Documents.

6.13    Non-Solicitation of Employees. From the Execution Date through the Closing (or, if the Closing does not occur, the date that is twelve (12) months from the Execution Date), Buyer will not, and will cause its Affiliates not to, directly or indirectly, solicit for employment or employ any officer or employee of Sellers or their respective Affiliates with whom Buyer and/or its Affiliates have had direct contact as part of its evaluation, negotiation, or consummation of the transactions contemplated herein without obtaining the prior written consent of Sellers. The term “solicit for employment” shall not include general solicitations of employment not specifically directed towards officers or employees of Sellers or their respective Affiliates.

6.14    Business Combination Proposals. Promptly following the Execution Date, Buyer shall promptly notify Sellers of any discussions with any Person regarding any Business Combination Proposal that are ongoing as of the Execution Date (or any letters of intent or similar documents delivered to any Person with respect thereto). From the Execution Date through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer shall notify Sellers at least twenty-four (24) hours prior to initiating any discussions with or first providing any non-public information to any Person concerning any Business Combination Proposal; provided that the Buyer shall not provide any non-public or confidential information regarding the Sellers or the Assets to any Person without the Sellers’ prior written consent (such consent not to be unreasonably withheld, conditioned, or delayed); provided further that Buyer shall not, shall cause its Affiliates not to, and shall use commercially reasonable efforts to cause their respective Representatives not to, deliver any letter of intent to any Person, or enter into any agreements (other than customary confidentiality agreements, a copy of which shall be delivered to the Sellers within twenty-four (24) hours following execution and delivery thereof by Buyer or its applicable Affiliate) with any Person, in each case, regarding any Business Combination Proposal with a purchase price in excess of $200,000,000 without the Sellers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). From the Execution Date through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer shall not, shall cause its Affiliates not to, and shall use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, (i) enter into, knowingly solicit, initiate, or continue any discussions or negotiations with, or knowingly encourage any inquiries or proposals by, or participate in any negotiations with, or provide any non-public information to any Person concerning any proposal, transaction or offer by any Person for any direct or indirect acquisition of all or substantially all of the assets or securities of Buyer (a “Buyer Transaction Proposal”), (ii) enter into any agreement regarding, or furnish to any Person any non-public information with respect to, any Buyer Transaction Proposal, or (iii) commence, continue or renew any due diligence investigation regarding any Buyer Transaction Proposal. Buyer shall, and shall cause each of its Affiliates and instruct their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Buyer Transaction Proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 6.14 by any of Parent or its Affiliates or any of its or their respective Representatives shall be deemed to be a breach of this Section 6.14 by Buyer.

6.15    Cooperation. Except to the extent the Parties’ obligations are specifically set forth elsewhere in this Agreement, the Parties shall cooperate fully with each other and shall use commercially reasonable efforts to cause the transactions contemplated by this Agreement to be consummated as promptly as reasonably practicable (including by using commercially reasonable efforts to cause, in the case of Sellers, the conditions set forth in Sections 7.1, 7.2, 7.3, and 7.6 and, in the case of Buyer, the conditions set forth in Sections 8.1, 8.2, 8.3, and 8.6 to be satisfied).

6.16    FCC Licenses.

(a)    Within a reasonable period of time after the Execution Date, Buyer and Sellers shall file or cause to be filed with the FCC all appropriate applications with respect to the assignment to Buyer of the FCC Licenses (the “FCC Assignment Applications”). The FCC Assignment Applications and any supplemental information furnished in connection therewith shall be in substantial compliance with the FCC Rules or be responsive to a request of the FCC.

(b)    Buyer and Sellers shall furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation, filing and prosecution of the FCC Assignment Applications. Buyer, on the one hand, and Sellers, on the other, shall bear their own expenses in connection with the preparation, filing and prosecution of the FCC Assignment Applications. Buyer and Sellers shall each use their commercially reasonable efforts to prosecute the FCC Assignment Applications and shall furnish to the FCC any documents, materials, or other information reasonably requested by the FCC.

6.17    2018 New Leases. It is acknowledged and understood that Sellers recently acquired, and/or may acquire prior to the Closing, the 2018 Leases and certain other new Leases after the Execution Date in accordance with Section 6.1 (collectively, the “2018 New Leases”)

for the benefit of Buyer. With respect to any 2018 New Leases acquired on or after March 16, 2018, at the Closing Sellers shall (or shall cause their applicable Affiliates to) convey to Buyer the entirety of all right, title and interest in and to the oil and gas interests described on Schedule 2.3(b) or otherwise acquired pursuant to Section 6.1 acquired by Sellers or any of their Affiliates. As such, it is the intent of the Parties that (a) except for the special warranty of title from Sellers in the Assignments, the right, title, and interest conveyed to Buyer (and the remedies and protections provided to Buyer with respect to same) hereunder in respect of the 2018 New Leases be no greater than the right, title, and interest transferred to Sellers (and the remedies and protections provided to the Sellers with respect to same) under the instruments granting such Leases and (b) the Sellers will be reimbursed on a dollar-for-dollar basis under this Agreement for their acquisition of the 2018 New Leases on the Buyer’s behalf as provided in this Agreement. Accordingly, at Closing, Buyer will reimburse the Sellers in cash in an amount equal to, pursuant to Section 3.2(a)(vi), the actual bonuses, brokers’ fees, and other out-of-pocket lease acquisition costs for the 2018 New Leases (not to exceed the amount set forth on Schedule 2.3(b) for each such 2018 New Lease) (the “2018 Lease Acquisition Costs”).    Further, the term “Assets,” as used in Article IV, Article XI, and Article XII will not include (or be deemed to include) the 2018 New Leases, and Buyer will not have any rights or remedies under Article IV, Article XI, and Article XII in respect of the 2018 New Leases. In a similar regard, the term “Specified Obligations,” as it relates hereunder to the 2018 New Leases, will be limited (and deemed limited), in all cases, to Liabilities to the extent of Sellers’ ownership or operation of the 2018 New Leases, and the term “Retained Obligations,” as it relates hereunder to the 2018 New Leases, will not include Liabilities to the extent of Sellers’ ownership or operation of the 2018 New Leases. This Section 6.17 shall apply (and be deemed to apply) notwithstanding anything in this Agreement to the contrary.

6.18    Joint Operating Agreement. From and after the Execution Date, with respect to any of the Wells not already subject to a joint operating agreement, Sellers shall use their commercially reasonable efforts to cause EV Energy Partners, L.P., together with any other Affiliates of Sellers that own any oil and gas interests within the Designated Area, to enter into a joint operating agreement (the “Joint Operating Agreement”) with Sellers (if prior to the Closing) or the Buyer (if after the Closing) consistent with the terms and conditions described in the attached Exhibit H. If the Joint Operating Agreement is entered into prior to the Closing, then the Joint Operating Agreement shall constitute an Applicable Contract included in the Assets for all purposes of this Agreement from and after the date the same is entered into. Any material deviation or change to the terms and conditions to be set forth in the Joint Operating Agreement from those set forth in Exhibit H shall require the prior written approval of Parent.

6.19    Forbearance Agreement. From and after the Execution Date until the Closing or earlier termination of this Agreement, the Parties shall cooperate with each other and use commercially reasonable efforts with respect to Sellers entering into a Forbearance Agreement applicable to the Assets (the “Forbearance Agreement”) with Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”), and the lenders party to that certain Credit Agreement (together with the Administrative Agent, the “Lender Group”), dated as of June 27, 2007, between EV XI-A and the Lender Group, with respect to such agreement (the “Credit Agreement”). In the event the Forbearance Agreement is entered into, then Sellers will not, and shall cause their Affiliates not to, (a) terminate, amend, amend and restate, modify, assign, waive, or fail to enforce any rights under any provision of, the Forbearance Agreement or

(b) enter into any other contract, agreement, arrangement, or understanding with the parties to the Forbearance Agreement that would have the effect of a termination, amendment, amendment and restatement, modification, assignment, waiver, or failure to enforce of rights under any provision of the Forbearance Agreement, in each case without the prior written consent of Buyer.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by Sellers or waiver, to the extent permitted by applicable Law, in writing by Buyer, on or prior to Closing of each of the following conditions:

7.1    Representations and Warranties. The representations and warranties of Sellers (a) set forth in Article IV (other than Section 4.5) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that individually or in the aggregate would not have a Material Adverse Effect, and (b) set forth in Section 4.5 shall be true and correct in all respects on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing.

7.2    Performance. Sellers shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Sellers is required prior to or at the Closing.

7.3    No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, injunction, or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

7.4    Title and Environmental Defects and Casualty Losses. The sum of (a) all Title Defect Amounts with respect to Title Defects that individually exceed the Individual Title Defect Threshold, plus (b) all Remediation Amounts with respect to Environmental Defects that individually exceed the Individual Environmental Threshold (excluding any Remediation Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 12.1(c)), plus (c) all Casualty Losses (or adjustments to the Purchase Price in respect thereof) as determined in accordance with Section 11.3, plus (d) the Allocated Value of all Assets excluded from the transactions contemplated hereby pursuant to Section 10.1(b)(iv), Section 11.3(b)(ii)(y), Section 11.4(a), Section 11.5(a), Section 11.5(b), or Section 12.1(c)(ii), shall be less than twenty percent (20%) of the Base Purchase Price.

7.5    HSR Approval. If applicable, HSR Approval shall have been duly obtained or the period to receive such approval shall have expired.

7.6    Closing Deliverables. Sellers shall have delivered (or be ready, willing, and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Sellers under Section 9.3.

7.7    South Texas CA. All of the conditions set forth in the South Texas CA shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than those conditions that by their terms are to be satisfied by actions taken at the closing under the South Texas CA and the condition relating to the consummation of the transactions contemplated by this Agreement) and the parties thereto shall be ready, willing, and able to consummate the South Texas Transaction and the South Texas Transaction shall be consummated substantially concurrently with the transactions contemplated by this Agreement.

ARTICLE VIII

SELLERS’ CONDITIONS TO CLOSING

The obligations of Sellers to consummate the transactions provided for herein are subject, at the option of Sellers, to the fulfillment by Buyer or waiver, to the extent permitted by applicable Law, in writing by Sellers on or prior to Closing of each of the following conditions:

8.1    Representations and Warranties. The representations and warranties of Buyer set forth in Article V shall be true and correct in all respects (without regard to materiality or material adverse effect qualifiers) on and as of the Closing, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for all breaches, if any, of such representations and warranties that do not have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

8.2    Performance. Buyer shall have materially performed or complied with all obligations, agreements, and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing.

8.3    No Injunctions. No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, injunction, or other order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

8.4    Title and Environmental Defects and Casualty Losses. The sum of (a) all Title Defect Amounts with respect to Title Defects that individually exceed the Individual Title Defect Threshold, plus (b) all Remediation Amounts with respect to Environmental Defects that individually exceed the Individual Environmental Threshold (excluding any Remediation Amounts with respect to any Assets excluded from the transactions contemplated by this Agreement pursuant to Section 12.1(c)), plus (c) all Casualty Losses (or adjustments to the Purchase Price in respect thereof) as determined in accordance with Section 11.3, plus (d) the Allocated Value of all Assets excluded from the transactions contemplated hereby pursuant to Section 10.1(b)(iv), Section 11.3(b)(ii)(y), Section 11.4(a), Section 11.5(a), Section 11.5(b), or Section 12.1(c)(ii), shall be less than twenty percent (20%) of the Base Purchase Price.

8.5    HSR Approval. If applicable, HSR Approval shall have been duly obtained or the period to receive such approval shall have expired.

8.6    Closing Deliverables. Buyer shall have delivered (or be ready, willing, and able to deliver at Closing) to Sellers the documents and other items required to be delivered by Buyer under Section 9.3.

ARTICLE IX

CLOSING

9.1    Date of Closing. Subject to the conditions stated in this Agreement, the sale by Sellers and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on the date that is five (5) Business Days after all conditions in Article VII and Article VIII to be satisfied at or prior to Closing have been satisfied or waived, to the extent permitted by applicable Law, in writing by the applicable Party (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Article VII and Article VIII having been satisfied or waived, to the extent permitted by applicable Law, at the Closing), subject to the rights of the Parties under Article XIV. The date on which the Closing actually occurs shall be the “Closing Date.”

9.2    Place of Closing. The Closing shall be held at the office of GIBSON, DUNN & CRUTCHER LLP, counsel to Sellers, located at 811 MAIN STREET, SUITE 3000, HOUSTON, TEXAS 77002, or such other place as mutually agreed upon by the Parties.

9.3    Closing Obligations. At Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)    Each of Sellers and Buyer shall execute, acknowledge, and deliver the Assignment in sufficient counterparts to facilitate recording in the applicable counties covering the Assets.

(b)    Sellers and Buyer shall execute and deliver assignments, in appropriate forms, of federal Leases, state Leases, and Indian Leases included in the Assets (if any) in sufficient counterparts to facilitate filing with the applicable Governmental Authority.

(c)    Each of Sellers and Buyer shall execute and deliver the Preliminary Settlement Statement.

(d)    Buyer shall deposit with the Escrow Agent in accordance with the terms of this Agreement an amount equal to the Defect Escrow Amount (if any).

(e)    Buyer shall deliver to Sellers, to the accounts designated in the Preliminary Settlement Statement, by direct bank or wire transfer in immediately available funds, an amount equal to (i) the Adjusted Base Purchase Price less (ii) the Defect Escrow Amount (if any).

(f)    Sellers shall deliver, on forms reasonably acceptable to Buyer, transfer orders or letters in lieu thereof directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.

(g)    Each Seller shall execute (or, if such Seller is classified as an entity disregarded as separate from another Person, executed by such Person) and deliver a certificate of non-foreign status that meets the requirements set forth in Treasury Regulation § 1.1445-2(b)(2).

(h)    To the extent required under any Law or by any Governmental Authority for any federal or state Lease, Sellers and Buyer shall deliver state change of operator forms designating Buyer as the operator of the Units, Wells, Other Wells, and the Leases currently operated by Sellers.

(i)    An authorized officer of each Seller shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer, to the extent permitted by applicable Law ( the “Sellers’ Certificates”).

(j)    An authorized officer of Buyer shall execute and deliver a certificate, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Sellers, to the extent permitted by applicable Law (the “Buyer’s Certificate”).

(k)    To the extent obtained, Buyer shall deliver any instruments, documents, or guarantees required by Section 6.3.

(l)    Sellers shall deliver the releases, authorizations, and instruments required by Section 6.8.

(m)    If there are any Disputed Title Matters or Environmental Defects as of Closing, each of Sellers and Buyer shall execute and deliver the Escrow Agreement.

(n)    Each of Sellers and Buyer shall execute and deliver any other agreements, instruments, and documents which are required by other terms of this Agreement (or reasonably requested by the other Party) to be executed or delivered at Closing.

9.4    Records. In addition to the obligations set forth under Section 9.3, but notwithstanding anything herein to the contrary, no later than fifteen (15) Business Days after the Closing Date, Sellers shall make available to Buyer the Records for pickup from Sellers’ offices during normal business hours.

9.5    Subsequent Closings. If:

(a)    pursuant to Section 11.4(a), Sellers withhold any Assets from Closing due to failure to obtain a Hard Consent, and thereafter such Hard Consent is obtained within one hundred twenty (120) days following Closing; or

(b)    pursuant to Section 11.5(c), Sellers withhold any Assets from Closing due to a Preferential Purchase Right, and thereafter such Preferential Purchase Right is waived, or if the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holders thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Assets covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case, within one hundred twenty (120) days following Closing;

then on or before the date for delivery of the Final Settlement Statement, (i) Sellers shall convey to Buyer all such affected Assets (including all associated Assets excluded in connection with the affected Assets) at a mutually agreed upon time and location in a manner consistent with Section 9.3, and (ii) Buyer shall pay to Sellers the Allocated Value of such Assets (as adjusted pursuant to Section 3.2) by wire transfer of immediately available funds.

ARTICLE X

ACCESS; DISCLAIMERS

10.1    Access.

(a)    From and after the Execution Date and up to and including the Closing Date (or earlier termination of this Agreement), but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (with respect to which consents Sellers shall use commercially reasonable efforts to obtain, but shall not be obligated to expend any monies, except as may be agreed to be paid or reimbursed by Buyer), Sellers shall afford to Buyer and its officers, employees, agents, accountants, consultants, financing sources, attorneys, and other authorized representatives (“Representatives”) reasonable access, during normal business hours, to the Assets and all Records in Sellers’ possession for the purpose of conducting a reasonable due diligence review of the Assets. Buyer shall abide by Sellers’, and any Third Party operator’s, safety rules, regulations, and operating policies (including the execution and delivery of any boarding agreements or similar documentation or paperwork required by any Seller and/or Third Party operator) that are posted or otherwise provided to Buyer in advance of such activity while accessing the Assets for purposes of conducting such diligence. All investigations and due diligence conducted by Buyer or any of its Representatives shall be conducted at Buyer’s sole cost, risk, and expense and any conclusions made from any examination done by Buyer or any of its Representatives shall result from Buyer’s own independent review and judgment. Buyer shall give Sellers reasonable prior written notice before gaining physical access to or otherwise inspecting or surveying any of the Assets, whether to conduct a Phase I Environmental Site Assessment or otherwise, and shall coordinate any such access, inspections, or surveys with Sellers. Sellers or their designee shall have the right to accompany Buyer and its Representatives whenever they are on-site of the Assets or otherwise inspecting or surveying the Assets.

(b)    From and after the Execution Date and up to and including the Environmental Claim Date, Buyer shall be entitled to conduct a Phase I Environmental Site Assessment with respect to the Assets, which may include only visual inspections and record reviews and compliance evaluations relating to the Assets, to be conducted by Environmental Resource Management or a reputable environmental consulting or engineering firm approved in advance in writing by Sellers (such approval not to be unreasonably withheld, conditioned, or delayed), subject to the following (along with the other provisions of this Section 10.1):

(i)    No environmental Phase II environmental site assessment or other environmental sampling or invasive activity or testing or operation of equipment by Buyer or its Representatives (a “Phase II ESA”) may be performed without the prior written consent of Sellers (and may only be performed with respect to a recognized environmental condition or potential violation of Environmental Laws that has been identified in a Phase I Environmental Site Assessment), which consent may be withheld in Sellers’ sole discretion, and Sellers or their designee shall have the right to be present during any stage of the assessment.

(ii)    If such consent is granted, (A) in the event that any Phase II ESA interferes with the normal operations of the Assets or otherwise may cause an undue risk of harm to the site, Sellers may request an appropriate modification of such Phase II ESA; (B) any Phase II ESA shall be conducted by Environmental Resource Management or a reputable environmental consulting or engineering firm, approved in advance in writing by Sellers (such approval not to be unreasonably withheld, conditioned, or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Representative” of Buyer; and (C) Buyer shall obtain all permits necessary to conduct any approved Phase II ESA from any applicable Governmental Authorities.

(iii)    Notwithstanding anything herein to the contrary, Buyer and its Representative shall not have access to, and shall not be permitted to conduct any environmental investigations (including any on-site Phase I Environmental Site Assessment) with respect to, any Assets with respect to which Sellers do not have the authority to grant access for such investigations; provided that Sellers shall use their commercially reasonable efforts (but without any obligation to expend any monies except as may be agreed to be paid or reimbursed by Buyer) to obtain permission from any Third Party operators for Buyer to have such access. Buyer shall reasonably cooperate with Sellers in attempting to cause any Third Party operator to provide Buyer with the requested access.

(iv)    If, prior to the Environmental Claim Date, (i) Buyer is denied physical access to any Assets in order to perform a Phase I Environmental Site Assessment or a Phase II ESA or (ii) a Phase I Environmental Site Assessment indicates that a Phase II ESA should be performed, Buyer requests authorization to perform such Phase II ESA, including any environmental sampling or invasive activity or testing or operation, and Sellers deny such request, then, in either such case, Buyer shall have the right, in its sole discretion, to exclude the applicable Assets (as well as any associated Assets) and such Assets shall not be conveyed at the Closing, in which case, the Purchase Price shall be reduced by the Allocated Value of such Asset and associated Assets excluded from the Assets conveyed at Closing.

(v)    Buyer shall (and shall cause its Representative to) coordinate its environmental assessments and inspections of the Assets with Sellers and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Sellers or such Third Party operators. Buyer shall (and shall cause its Representative to) abide by Sellers’, and any Third Party operator’s, posted safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection, survey, or assessment of the Assets.

(c)    BUYER HEREBY DEFENDS, INDEMNIFIES, AND HOLDS HARMLESS EACH OF THE OPERATORS OF THE ASSETS AND THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES ARISING OUT OF, RESULTING FROM, OR RELATING TO ANY COSTS, EXPENSES, DAMAGES, OR FIELD VISIT, ENVIRONMENTAL ASSESSMENT, OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY BUYER OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO THE ASSETS, EVEN IF SUCH COSTS, EXPENSES, DAMAGES, AND LIABILITIES ARISE OUT OF OR RESULT FROM OR RELATE TO, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING (I) LIABILITIES TO THE EXTENT RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES AND (II) LIABILITIES ATTRIBUTABLE TO THE DISCOVERY OF ANY CONDITION OF THE ASSETS BY BUYER OR ANY OF ITS REPRESENTATIVES DURING THE COURSE OF ANY SUCH ACCESS TO OR INSPECTION OF THE ASSETS (EXCEPT TO THE EXTENT EXACERBATED AS A RESULT OF SUCH ACCESS AND/OR INSPECTION).

(d)    Buyer agrees to promptly provide Sellers, but in no event less than five (5) Business Days after receipt or creation, copies of all final reports and sampling or test results prepared by Buyer and/or any of its Representatives that contain data collected or generated from Buyer’s and its Representatives’ due diligence with respect to the Assets. Sellers shall not be deemed by their receipt of such documents or otherwise to have made any representation or warranty, expressed, implied, or statutory as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(e)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Sellers (i) repair all damages to any Assets to the extent caused by Buyer’s or its Representatives’ due diligence activities (including due diligence conducted by Buyer’s environmental consulting or engineering firm), (ii) if Buyer performed any sampling or invasive activities as may be permitted hereunder, restore the affected Assets to the approximate same condition as they were prior to commencement of any such sampling or invasive activities, and (iii) remove all equipment, tools, and other property brought onto the Assets in connection with such due diligence. Any disturbance to the Assets (including the leasehold associated therewith), to the extent resulting from such due diligence, will be promptly corrected by Buyer at Buyer’s sole cost and expense.

(f)    Any Representatives of Buyer (including Buyer’s environmental consulting or engineering firm) that are provided access to the Assets pursuant to this Section 10.1 shall (i) execute a release and indemnity agreement in a form reasonably acceptable to Sellers or (ii) maintain, at their sole cost and expense, policies of insurance of the types and in the amounts that are reasonable and customary for such access; provided, that, notwithstanding the foregoing, in the case of Representatives that are provided site access to any of the Assets described in Section 2.1(a) through Section 2.1(g), such Representatives will be required to maintain the insurance described in clause (ii) which will (A) be primary insurance, (B) list the Seller Indemnified Parties as additional insureds, (C) waive subrogation against the Seller Indemnified Parties, and (D) provide for thirty (30) days’ prior written notice to Sellers in the event of cancellation, expiration, or modification of the policy or reduction in coverage. Upon request by Sellers, Buyer shall provide evidence of such insurance to Sellers prior to accessing the Assets.

10.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records or the Assets, Buyer and its Representatives (including Buyer’s environmental consulting or engineering firm) will become privy to confidential and other information of Sellers or their respective Affiliates, and Buyer shall ensure that such confidential information (but not including information that (i) is generally available to the public at such disclosure to Buyer or any of its Representatives or (ii) becomes generally available to the public at such disclosure other than as a result of disclosure by Buyer or any of its Representatives in violation of this Section 10.2) shall be held confidential by Buyer and its Representatives in accordance with the terms of the Confidentiality Agreement; provided that the foregoing and the Confidentiality Agreement shall not restrict such disclosures to the extent (a) necessary for Buyer or its Affiliates to operate the properties of which the Assets are a part, (b) necessary for Buyer to perform its obligations under this Agreement (including such disclosure to any investor of Buyer or its Affiliates), (c) required by applicable securities or other Laws, applicable rules of any stock exchange having jurisdiction over Buyer or its Affiliates or by a governmental order, decree, regulation, or rule, or (d) related to any dispute under or related to this Agreement or the transactions contemplated hereby. If Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate as of the Closing (except as to (A) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (B) the Excluded Assets, and (C) information related to assets other than the Assets). Buyer further agrees that, notwithstanding termination of the Confidentiality Agreement, if Closing does not occur then Buyer shall continue to maintain as confidential and shall not disclose to any Third Party the results of any Phase I Environmental Site Assessment or any other environmental assessment performed on the Assets under Section 10.1 except as required by Law. If Closing should occur, notwithstanding termination of the Confidentiality Agreement, Sellers shall maintain as confidential, shall not disclose to any Third Party, and shall not use any of the Records, except as required by Law or as provided in, or necessary to comply with its obligations under, the Transaction Documents.

10.3    Disclaimers.

(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT OR SELLERS’ CERTIFICATES, (I) SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY, OR IMPLIED, (II) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR, AND (III) BUYER IS NOT RELYING UPON,

ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS, OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE, OR ADVISOR OF SELLERS OR ANY OF THEIR RESPECTIVE AFFILIATES).

(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT OR SELLERS’ CERTIFICATES, AND WITHOUT LIMITING THE GENERALITY OF SECTION 10.3(a), SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER, OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL, GEOPHYSICAL, OR SEISMIC DATA OR INTERPRETATION OR ANALYSIS RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY, OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES TO BE GENERATED BY THE ASSETS, (V) THE PRODUCTION OF OR ABILITY TO PRODUCE HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN, OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER, OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS, OR STATEMENTS PREPARED BY SELLERS OR THIRD PARTIES WITH RESPECT TO THE ASSETS (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR RESPECTIVE EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES, OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF) OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING THE ACCURACY OR COMPLETENESS THEREOF), AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV, THE ASSIGNMENT OR SELLERS’ CERTIFICATES, BUYER ACKNOWLEDGES AND AGREES THAT (X) NO SELLER INDEMNIFIED PARTY IS MAKING (AND NO SELLER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (Y) NO BUYER INDEMNIFIED PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT, EXCEPT FOR THE EXPRESS REMEDIES PROVIDED UNDER THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION, AND STATE OF REPAIR, “AS IS”

AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE, OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(c)    OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.15 OR IN SELLERS’ CERTIFICATES (TO THE EXTENT RELATING TO THE REPRESENTATION IN SECTION 4.15), BUYER ACKNOWLEDGES AND AGREES THAT (I) NO SELLER INDEMNIFIED PARTY IS MAKING (AND NO SELLER INDEMNIFIED PARTY SHALL HAVE ANY LIABILITY OR RESPONSIBILITY FOR) AND (II) NO BUYER INDEMNIFIED PARTY IS RELYING UPON ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR THE PROTECTION OF NATURAL RESOURCES OR THE ENVIRONMENT OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, EXCEPT FOR THE EXPRESS REMEDIES PROVIDED UNDER THIS AGREEMENT, BUYER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(d)    SELLERS AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY LAW.

ARTICLE XI

TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS

11.1    Sellers’ Title.

(a)    General Disclaimer of Title Warranties and Representations. Except for the special warranty of title in the Assignment and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Sellers make no warranty or representation, expressed, implied, statutory, or otherwise with respect to Sellers’ title to any of the Assets.

(b)    Special Warranty of Title. If Closing occurs, then effective as of the Closing Date until the expiration of the SWT Survival Period, Sellers shall warrant in the Assignment Defensible Title to the Wells and Leases unto Buyer against every Person whomsoever lawfully claims the same or any part thereof by, through, or under any Seller and any of its Affiliates, but not otherwise, subject, however, to Permitted Encumbrances; provided that Buyer shall not be entitled to protection under (or the right to make a claim against) the special warranty of title provided in the Assignment for (i) any Title Defect reported under this Article XI and/or (ii) any Excluded Defect. Without limiting the foregoing, if Buyer has actual knowledge of a Title Defect prior to the Title Claim Date, Buyer shall only be entitled to assert such matter as a Title Defect to the extent permitted by this Article XI and, for the avoidance of doubt, shall be precluded from also asserting such matter as the basis of a claim against Sellers’ special warranty of title provided in the Assignment. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the rights and remedies available to Buyer under this Article XI in respect of any Title Defects affecting Title Defect Properties that (y) are Wells and that arise by, through, or under any Seller or any of its Affiliates or (z) are Leases and that arise by, through, or under a transfer, sale, mortgage, lien, or pledge by Seller or any of its Affiliates, in each case, shall not be subject to or limited by the Individual Title Defect Threshold or the Aggregate Deductible.

11.2    Notice of Title Defects; Defect Adjustments.

(a)    Title Defect Notices. Buyer must deliver no later than 5:00 p.m. (Central Time) on May 31, 2018 (the “Title Claim Date”) claim notices to Sellers meeting the requirements of this Section 11.2(a) (collectively, the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters that, in Buyer’s good faith opinion, constitute Title Defects and that Buyer intends to assert as a Title Defect pursuant to this Agreement. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except as provided in Section 11.1), Buyer shall be deemed to have waived, and Sellers shall have no Liability for, any Title Defect that Buyer fails to assert as a Title Defect by a properly delivered Title Defect Notice received by Sellers on or before the Title Claim Date. To be effective, each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect and the Lease or Well, or portion thereof, affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) to the extent available, supporting documents reasonably necessary for Sellers to verify the existence of such alleged Title Defect, and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based. From the Execution Date until the end of the Title Claim Date, Buyer shall also, within a reasonable amount of time after discovery, furnish Sellers with written notice of any Title Benefit that is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen, or other title examiners while conducting Buyer’s due diligence with respect to the Assets. Further, to give Seller an opportunity to commence reviewing and curing alleged Title Defects, Buyer agrees to use commercially reasonable efforts to provide Seller, on or before the end of every other calendar week prior to the Title Claim Date, written notices of all matters that may be alleged as Title Defects which were discovered by Buyer or any of its Affiliate’s employees, title attorneys, landmen, or other title examiners during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date; provided, however, that Buyer’s failure to deliver such notice shall not prejudice Buyer’s ability to assert a Title Defect pursuant to this Article XI.

(b)    Title Benefit Notices. Sellers shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the alleged Title Benefit and the Lease or Well, or portion thereof, affected by such Title Benefit (each a “Title Benefit Property”), (ii) the Allocated Value of each Title Benefit Property, (iii) to the extent available, supporting documents reasonably necessary for Buyer to verify the existence of such alleged Title Benefit, and (iv) the amount by which Sellers reasonably believe the Allocated Value of each Title Benefit Property is increased by such alleged Title Benefit and the computations upon which

Sellers’ belief is based. Except for Title Benefits of which Buyer is required to notify Sellers pursuant to Section 11.2(a), Sellers shall be deemed to have waived all Title Benefits for which a Title Benefit Notice has not been delivered on or before the end of the Title Claim Date.

(c)    Sellers’ Right to Cure.

(i)    Sellers shall have the right, but not the obligation, to attempt, at their sole cost, to cure at any time prior to expiration of the Cure Period any Title Defect asserted by Buyer. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to reasonably cooperate with Sellers, including by giving Sellers reasonable access during normal business hours to all Records in Buyer’s or its Affiliates’ possession or control to the extent necessary or convenient to facilitate Sellers’ attempt to cure any such Title Defects. An election by Sellers to attempt to cure a Title Defect shall be without prejudice to its rights under Section 11.2(j) and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect.

(ii)    At the Closing, Buyer shall deposit or cause to be deposited with the Escrow Agent in accordance with the terms of this Agreement an amount (the “Defect Escrow Amount”) equal to the sum of, subject to and after taking into account the limitations, thresholds and deductibles set forth in Section 11.2(i) and Section 12.1(e):

(A)    the aggregate amount of all Title Defect Amounts (as claimed by Buyer in its Title Defect Notices) for all Title Defects that Sellers have elected to cure post-Closing pursuant to Section 11.2(d)(ii) and/or dispute pursuant to Section 11.2(d); plus

(B)    the aggregate amount of all Remediation Amounts (as claimed by Buyer in its Environmental Defect Notices) for all Environmental Defects that Sellers have elected to cure post-Closing pursuant to Section 12.1(b) and/or dispute pursuant to Section 12.1(c); plus

(C)    the aggregate amount of all Title Defect Amounts (as claimed by Buyer in its Title Defect Notices) and all Remediation Amounts (as claimed by Buyer in its Environmental Defect Notices) for all Title Defects and Environmental Defects that Sellers attempted to cure prior to Closing but which Buyer has elected to dispute such cure pursuant to Section 11.2(j).

(iii)    Upon cure of any Title Defect or Environmental Defect, as applicable, to Buyer’s reasonable satisfaction prior to the expiration of the Cure Period or, in the event that a Title Defect or Environmental Defect (including as to (A) whether such Title Defect or Environmental Defect has been cured and/or (B) the Title Defect Amount or Remediation Amount therefor) has been submitted to the Title Arbitrator as a Disputed Title Matter pursuant to Section 11.2(j) or to the Environmental Arbitrator pursuant to Section 12.1(f), as applicable, upon resolution of such Disputed Title Matter or Environmental Defect (or the applicable Remediation Amount) under the process delineated in Section 11.2(j) or Section 12.1(f), as applicable, then Sellers or Buyer, as applicable, shall be entitled to receive a distribution from the Defect Escrow Amount in accordance with the resolution of said matter in accordance with this Agreement.

(d)    Remedies for Title Defects. Subject to Sellers’ continuing right to dispute the existence of a Title Defect and the Title Defect Amount asserted with respect thereto, and subject to the rights of the Buyer pursuant to Section 14.1(a), in the event that any Title Defect timely and effectively asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured prior to Closing, Sellers shall, at their sole option at least two (2) Business Days prior to Closing, elect to:

(i)    subject to the Individual Title Defect Threshold and the Aggregate Deductible, except as and to the extent provided in Section 11.1(b), reduce the Purchase Price by the Title Defect Amount (not to exceed the Allocated Value of the applicable Title Defect Property) determined pursuant to Section 11.2(g);

(ii)    cure the alleged Title Defect pursuant to Section 11.2(c)(i); or

(iii)    if applicable, terminate this Agreement pursuant to Section 14.1(a).

If Sellers fail to make any of the foregoing elections at least two (2) Business Days prior to Closing, Sellers will be deemed to have elected the remedy set forth in Section 11.2(d)(i).

(e)    Remedies for Title Benefits. With respect to each Title Benefit Property timely and effectively reported under Section 11.2(a) or Section 11.2(b) for which the Title Benefit Amount exceeds the Individual Title Defect Threshold, the aggregate of all such Title Benefit Amounts shall only be used to offset Title Defect Amounts as provided in Section 11.2(i).

(f)    Exclusive Remedy. Except for Buyer’s rights under Sellers’ special warranty of title in the Assignment (subject to the limitations set forth in Section 11.1) or in respect of a breach of Section 6.7, and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(a), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to any defects in Sellers’ title (including Sellers’ failure to have Defensible Title) with respect to the Leases or Wells.

(g)    Title Defect Amount. The amount by which the Allocated Value of a Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following methodology, terms, and conditions:

(i)    if Buyer and Sellers agree in writing on the Title Defect Amount, then that amount shall be the Title Defect Amount;

(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)    if, with respect to any Title Defect affecting a Lease or Well, the Title Defect is the result of Sellers’ Net Revenue Interest for such Title Defect Property (for the productive life of such Title Defect Property) being less than the Net Revenue Interest set forth on Schedule 3.6 for such Title Defect Property, and the Working Interest set forth on Schedule

3.6 for such Title Defect Property is decreased (for the productive life of such Title Defect Property) in the same proportion as the decrease in Net Revenue Interest for such Title Defect Property, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Title Defect Property multiplied by (B) a fraction, (1) the numerator of which is such Net Revenue Interest decrease and (2) the denominator of which is the Net Revenue Interest set forth for such Title Defect Property on Schedule 3.6;

(iv)    if, with respect to any Title Defect affecting a Lease, the Title Defect is the result of Sellers’ Net Acres in such Lease being less than the Net Acres represented by Sellers on Schedule 3.6 for such Lease, then the Title Defect Amount shall be the product of (A) the Allocated Value of such Lease multiplied by (B) a fraction, (1) the numerator of which is such Net Acre decrease and (2) the denominator of which is the Net Acres set forth for such Lease on Schedule 3.6;

(v)    if the Title Defect represents any matter other than described in clauses (i) through (iv) of this Section 11.2(g), then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Sellers, and such other reasonable factors as are necessary to make a proper evaluation;

(vi)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vii)    notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(h)    Title Benefit Amount. The “Title Benefit Amount” resulting from a Title Benefit shall be determined in accordance with the following methodology, terms, and conditions:

(i)    if Buyer and Sellers agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;

(ii)    if, with respect to any Title Benefit affecting a Well, the Title Benefit represents an increase in Sellers’ Net Revenue Interest for such Title Benefit Property (for the productive life of such Title Benefit Property) and the Working Interest set forth on Schedule 3.6 for such Title Benefit Property is increased (for the productive life of such Title Benefit Property) in the same proportion as the increase in Net Revenue Interest for such Title Benefit Property, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Title Benefit Property multiplied by (B) a fraction, (1) the numerator of which is the Net Revenue Interest increase for such Title Benefit Property and (2) the denominator of which is the Net Revenue Interest set forth for such Title Benefit Property on Schedule 3.6;

(iii)    if, with respect to any Title Benefit affecting a Lease, the Title Benefit represents an increase in Sellers’ Net Acres in and to such Lease over the Net Acres represented by Sellers on Schedule 3.6 for such Lease, then the Title Benefit Amount shall be the product of (A) the Allocated Value of such Lease multiplied by (B) a fraction, (1) the numerator of which is such Net Acre increase and (2) the denominator of which is the Net Acres set forth for such Lease on Schedule 3.6; and

(iv)    if the Title Benefit represents any matter other than described in clauses (i) through (iii) of this Section 11.2(h), then the Title Benefit Amount shall be determined by taking into account the Allocated Value of such Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Sellers, and such other reasonable factors as are necessary to make a proper evaluation.

(i)    Title Defect Threshold and Deductible. Subject to the last sentence in Section 11.1(b), but otherwise notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price for any individual Title Defect for which the Title Defect Amount does not exceed the Individual Title Defect Threshold; and (ii) (y) in the case of Title Defects affecting Title Defect Properties that are Wells or 393 Leases, in no event shall there be any adjustments to the Purchase Price for any such Title Defect that exceeds the Individual Title Defect Threshold unless (A) the amount of the sum of (1) the aggregate Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold (but excluding any such Title Defects cured by Sellers) less the aggregate Title Benefit Amounts of all Title Benefits affecting Title Benefit Properties that are Wells or 393 Leases that exceed the Individual Title Defect Threshold, plus (2) the aggregate Remediation Amounts of all Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defect cured by Sellers), exceeds (B) the Aggregate Deductible for Wells and 393 Leases, after which point Buyer shall be entitled to adjustments to the Purchase Price only with respect to the amount by which the aggregate amount of such Title Defect Amounts and Remediation Amounts exceeds the Aggregate Deductible for Wells and 393 Leases and (z) in the case of all other Title Defects, in no event shall there be any adjustments to the Purchase Price for any such other Title Defect unless the aggregate Title Defect Amounts for such Title Defects (but excluding any such Title Defects cured by Sellers) less the aggregate Title Benefit Amounts of all other Title Benefits (any such excess amount, the “Net Title Defect Lease Amount”) exceeds the Aggregate Deductible for Leases (other than the 393 Leases) described on Schedule 3.6 (the same being a threshold and not a deductible), after which point Buyer shall be entitled to an adjustment to the Purchase Price equal to the entire Net Title Defect Lease Amount.

(j)    Title Dispute Resolution. Sellers and Buyer shall attempt to agree in writing on matters regarding (i) all Title Defects, Title Benefits, Title Defect Amounts, and Title Benefit Amounts and (ii) the adequacy of any curative materials provided by Sellers to cure an alleged Title Defect (collectively, the “Disputed Title Matters”) prior to Closing (or, if Sellers elect to attempt to cure pursuant to Section 11.2(c)(i), then prior to the end of the Cure Period). If Sellers and Buyer are unable to agree by Closing (or by the end of the Cure Period if Sellers elect to attempt to cure a Title Defect after Closing), the Disputed Title Matters shall be exclusively and finally resolved by arbitration pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least fifteen (15) years’ experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties and/or Title Benefit Properties are located, as selected by mutual agreement of Buyer and Sellers within fifteen (15) days after the Closing or the end of the Cure Period, as applicable, and absent such agreement, by the Houston, Texas office of the AAA (the “Title Arbitrator”). Each of Buyer and Sellers shall submit to the Title Arbitrator its proposed resolution of the Disputed Title Matter in writing. The proposed resolution of the Disputed Title Matter shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) to settle the Disputed Title Matter. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 11.2(j). The Title Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific Disputed Title Matter submitted by either Party and may not award damages, interest, or penalties to either Party with respect to any matter. The costs of the Title Arbitrator shall be borne equally between the Parties. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.3 or Section 3.4, then within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Sellers of his award with respect to a Disputed Title Matter and, subject to Section 11.2(i), the Parties shall, after giving effect to the limitations provided in this Section 11.2 (without duplication), execute joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver: (i) to Buyer, an amount equal to (1) the sum of the Title Defect Amounts associated with (x) those Title Defects which Sellers elected to cure pursuant to Section 11.2(d)(ii) which are not subject to an unresolved Disputed Title Matter and which are not fully cured as provided in Section 11.2(c)(i), and (y) any Disputed Title Matters determined in favor of Buyer pursuant to this Section 11.2(j), less (2) an amount of any offsetting Title Benefits which are Disputed Title Matter and are determined in favor of Sellers pursuant to this Section 11.2(j) but only to the extent the same are permitted to be an offset to Title Defect Amounts in accordance with Section 11.2(i), with such amount to be disbursed from the Defect Escrow Amount, and (ii) to Sellers, the remainder of the Defect Escrow Amount, after giving effect to Section 12.1(f). Nothing herein shall operate to cause Closing to be delayed on account of any unresolved Disputed Title Matter arbitration conducted pursuant to this Section 11.2(j) and, to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Purchase Price shall not be adjusted therefor at Closing and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.4 or this Section 11.2.

11.3    Casualty Loss.

(a)    Notwithstanding anything herein to the contrary, from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any well, collapsed casing, or sand infiltration of any well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets, and Buyer shall not assert, and shall not be entitled to assert, such matters as Casualty Losses, Title Defects, Environmental Defects, breaches of this Agreement, or claims for indemnification pursuant to Section 13.2.

(b)    If, after the Execution Date but prior to the Closing Date, any Asset is damaged or destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain (each a “Casualty Loss”), subject to Section 7.4, Buyer shall nevertheless be required to Close. Furthermore, subject to Section 7.4 and Section 8.4:

(i)    If the reasonable estimated losses to the Assets as a result of all Casualty Losses that occur between the Execution Date and the Closing is less than $1,000,000, then at Closing (x) Buyer shall assume all risk and loss associated with such Casualty Losses as an Assumed Obligation (and Sellers and their respective Affiliates shall have no Liability for such Casualty Losses), (y) the Purchase Price shall not be adjusted downward as a result of such Casualty Losses, and (z) Sellers shall pay to Buyer all sums paid to Sellers by Third Parties by reason of any Casualty Losses insofar as with respect to the Assets and shall assign, transfer, and set over to Buyer or subrogate Buyer to all of Sellers’ right, title, and interest (if any) in insurance claims, unpaid awards, and other rights, in each case, against Third Parties arising out of such Casualty Losses insofar as with respect to the Assets.

(ii)    If the reasonable estimated losses to the Assets as a result of all Casualty Losses that occur between the Execution Date and the Closing equals or exceeds $1,000,000, then, at or prior to Closing, Sellers shall elect to either (x) adjust the Purchase Price downward by the amount by which the reasonable estimated losses to the Assets as a result of such Casualty Losses exceeds $1,000,000 or (y) exclude the affected Asset(s) from the transaction contemplated hereby and reduce the Purchase Price by the Allocated Value of such excluded Assets. In the event this clause (b)(ii) is applicable, Sellers shall retain all sums paid by Third Parties by reason of such Casualty Losses and all rights in and to any insurance claims, unpaid awards, and other rights, in each case, against Third Parties arising out of such Casualty Losses.

11.4    Consents to Assign. With respect to each Consent set forth on Schedule 4.4, Sellers shall, within a reasonable period of time after the Execution Date, send to the holder of each such Consent a notice in material compliance with the contractual provisions applicable to such Consent seeking such holder’s consent to the transactions contemplated hereby. If prior to Closing, either Party discovers any Consents that are not set forth on Schedule 4.4, such Party shall promptly provide written notice to the other Party of such Consents, whereupon Sellers shall promptly thereafter seek consent and comply with such Consents in accordance with this Section 11.4.

(a)    If Sellers fail to obtain a Consent prior to Closing and the failure to obtain such Consent would (i) cause the assignment to Buyer of the Assets (or portion thereof affected thereby) to be void or voidable, (ii) give rise to the right to terminate, or result in the termination of, a Lease or Contract under the express terms thereof, or (iii) be reasonably likely to result in any material Liabilities that are liquidated in amount to Buyer after Closing (a consent satisfying (i), (ii), or (iii), a “Hard Consent”), then subject to Section 7.4, Section 8.4, and Article IX, as applicable, (A) the Asset (or portion thereof) affected by such Hard Consent shall not be conveyed at the Closing, (B) (1) in cases in which such Asset is a Contract, the Contract shall be held by Sellers for the benefit of Buyer until the Hard Consent is satisfied or the Contract has terminated and Buyer shall pay all amounts due thereunder, perform all obligations thereunder and indemnify Sellers against any Liabilities incurred or suffered by Sellers as a consequence of remaining a party to such Contract until the Hard Consent is satisfied or the Contract has terminated or (2) in cases in which the Asset subject to such Hard Consent is a Lease or Well, all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements, or other contractual or operational restrictions on the transfer of such affected Asset shall not be conveyed at the Closing, (C) the Purchase Price shall be reduced by the Allocated Value of such Asset (or portion thereof) and associated Assets excluded from the Assets conveyed at Closing as provided in this Section 11.4, and (D) Sellers and Buyer shall use commercially reasonable efforts to obtain the Hard Consent applicable to the transfer of such Asset following the Closing; provided, however, that no Party shall be required to incur any Liability or pay any money or provide other consideration to any holder of any such Hard Consent in order to obtain such Hard Consent. In the event that a Hard Consent (with respect to an Asset excluded pursuant to this Section 11.4(a)) that was not obtained prior to Closing is obtained within one hundred twenty (120) days following Closing, then Sellers and Buyer shall effect a Closing pursuant to Section 9.5 (and the other terms and conditions herein) with respect to, and Sellers shall transfer to Buyer, the Assets (or interests therein) subject to such Consent and any associated Assets that were excluded from the Closing as provided in this Section 11.4, and Buyer shall pay or provide to Sellers an amount equal to the aggregate Allocated Values of such Assets (as adjusted pursuant to Section 3.2).

(b)    If Sellers fail to obtain a Consent prior to Closing that is not a Hard Consent, then the Asset (or portion thereof) subject to such un-obtained Consent shall nevertheless be assigned by Sellers to Buyer at Closing as part of the Assets and Buyer shall have no claim against, and, provided Sellers have complied with its obligation to seek such Consent as provided in this Section 11.4, Sellers shall have no Liability to Buyer for, the failure to obtain such Consent.

(c)    Prior to Closing, Sellers and Buyer shall use their respective commercially reasonable efforts to obtain all Consents; provided, however, that no Party shall be required to incur any Liability, pay any money, or provide any other consideration to the holders of any Consent in order to obtain any such Consent. Subject to the foregoing, Buyer agrees to provide Sellers with any information or documentation that may be reasonably requested by Sellers or the Third Party holder(s) of such Consents in order to facilitate the process of obtaining such Consents.

11.5    Preferential Purchase Rights. With respect to each Preferential Purchase Right set forth on Schedule 4.9, Sellers shall, within a reasonable period of time after the Execution Date, send to the holder of each such Preferential Purchase Right a notice in material compliance with the contractual provisions applicable to such Preferential Purchase Right with respect to the transactions contemplated hereby. If prior to Closing, either Party discovers any Preferential Purchase Rights that are not set forth on Schedule 4.9, such Party shall promptly provide written notice to the other Party of such Preferential Purchase Rights, whereupon Sellers shall promptly thereafter send notice and comply with such Preferential Purchase Rights in accordance with this Section 11.5.

(a)    In the event that any holder of a Preferential Purchase Right exercises such Preferential Purchase Right prior to the Closing, the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements, or other contractual or operational restrictions on the transfer of such affected Asset) shall be excluded from this Agreement, the Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such affected Assets and, subject to Section 7.4, Section 8.4, and Article IX, as applicable, the Closing shall occur as to the remainder of the Assets (or interests therein).

(b)    In the event that any holder of a Preferential Purchase Right fails to exercise such Preferential Purchase Right prior to the Closing and the time period for exercise or waiver of such Preferential Purchase Right has not yet expired, the Assets subject to such Preferential Purchase Right (as well as all other Assets as may be reasonably necessary to effect the exclusion of the affected Asset due to any uniformity of interest provisions, unit agreements, or other contractual or operational restrictions on the transfer of such affected Asset) shall be retained by Sellers and the Purchase Price shall be reduced at Closing by an amount equal to the aggregate Allocated Values of such Assets, and, subject to Section 7.4, Section 8.4, and Article IX, as applicable, the Closing shall occur as to the remainder of the Assets (or interests therein).

(c)    If, subsequent to the Closing, any Preferential Purchase Right is waived, the time period otherwise set forth for exercising such Preferential Purchase Right expires without exercise by the holders thereof, or such holder of such Preferential Purchase Right fails to consummate the purchase of the Assets covered by such Preferential Purchase Right in accordance with the terms of the Preferential Purchase Right, in each case, within one hundred twenty (120) days following Closing, then Sellers and Buyer shall effect a Closing pursuant to Section 9.5 (and the other terms and conditions herein) with respect to, and Sellers shall transfer to Buyer, the Assets (or interests therein) subject to such Preferential Purchase Right and any associated Assets that were excluded from the Closing as provided in this Section 11.5, and Buyer shall pay or provide to Sellers an amount equal to the aggregate Allocated Values of such Assets (as adjusted pursuant to Section 3.2).

11.6    Certain Title Matters. The Parties agree to the provisions of Exhibit N.

ARTICLE XII

ENVIRONMENTAL MATTERS

12.1    Notice of Environmental Defects.

(a)    Environmental Defects Notice. Buyer must deliver no later than 5:00 p.m. (Central Time) on May 31, 2018 (the “Environmental Claim Date”) claim notices to Sellers meeting the requirements of this Section 12.1(a) (collectively the “Environmental Defect Notices” and individually an “Environmental Defect Notice”) setting forth any matters that, in Buyer’s good faith opinion, constitute Environmental Defects and that Buyer intends to assert as Environmental Defects pursuant to this Agreement. For all purposes of this Agreement, but subject to Buyer’s remedy for a breach of Sellers’ representation contained in Section 4.15 and the corresponding representation in Sellers’ Certificate, and without limiting Buyer’s rights to indemnity in respect of the Specified Obligations, Buyer shall be deemed to have waived, and Sellers shall have no Liability for, any Environmental Defect that Buyer fails to assert as an Environmental Defect by a properly delivered Environmental Defect Notice received by Sellers on or before the Environmental Claim Date; provided that if Buyer has actual knowledge of an Environmental Defect prior to the Environmental Claim Date, Buyer shall only be entitled to assert such matter as an Environmental Defect to the extent permitted by this Article XII and, for the avoidance of doubt, shall be precluded from also asserting such matter as the basis of an indemnity claim in respect of Sellers’ representation in Section 4.15. To be effective, each Environmental Defect Notice shall be in writing and shall include (i) a description of the alleged Environmental Defect and the Assets affected by such alleged Environmental Defect, (ii) the Allocated Value of the Assets (or portions thereof) affected by such alleged Environmental Defect, (iii) to the extent available, supporting documents reasonably necessary for Sellers to verify the existence of such alleged Environmental Defect, and (iv) a calculation of the Remediation Amount that Buyer asserts is attributable to such alleged Environmental Defect. To give Sellers an opportunity to commence reviewing and curing alleged Environmental Defects, Buyer agrees to use commercially reasonable efforts to provide Sellers, on or before the end of every other calendar week prior to the Environmental Claim Date, written notices of all matters that may be alleged as Environmental Defects which were discovered by Buyer and/or its Representatives during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Environmental Claim Date; provided, however, that Buyer’s failure to deliver such notice shall not prejudice Buyer’s ability to assert an Environmental Defect pursuant to this Article XII.

(b)    Sellers’ Right to Cure. Sellers shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time during the Cure Period, any Environmental Defects of which it has been advised by Buyer. During the period of time from Closing to the expiration of the Cure Period, Buyer agrees to reasonably cooperate with Sellers, including by giving Sellers reasonable access to the applicable Assets affected by any alleged Environmental Defects, to the extent necessary to facilitate Sellers’ attempt to cure any Environmental Defects. An election by Sellers to attempt to cure an Environmental Defect shall be without prejudice to its rights under Section 12.1(f) and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to cure, the alleged Environmental Defect.

(c)    Remedies for Environmental Defects. Subject to Sellers’ continuing right to dispute the existence of an Environmental Defect or the Remediation Amount asserted with respect thereto, and subject to the rights of the Buyer pursuant to Section 14.1(a), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured prior to Closing, Sellers shall, at their sole option at least two (2) Business Days prior to Closing, elect to:

(i)    subject to the Individual Environmental Threshold and the Aggregate Deductible, reduce the Purchase Price by the Remediation Amount relating to such Environmental Defect;

(ii)    in the event that the Remediation Amount equals or exceeds the Allocated Value for such Environmental Defect, retain the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, in which event, the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Asset and such associated Assets (without regard to the Aggregate Deductible); or

(iii)    if applicable, terminate this Agreement pursuant to Section 14.1(a).

If Sellers elect the option set forth in clause (i) above, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Defect and all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder. If Sellers fail to make any of the foregoing elections at least two (2) Business Days prior to Closing, Sellers will be deemed to have elected the remedy set forth in Section 12.1(c)(i).

(d)    Exclusive Remedy. Except for Buyer’s remedy for a breach of Sellers’ representation contained in Section 4.15 or the corresponding representation in Sellers’ Certificates (subject to the proviso in Section 12.1(a)) and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(a), and without limiting Buyer’s right to indemnity in respect of the Specified Obligations, the provisions set forth in Section 12.1(c) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect affecting any Asset.

(e)    Environmental Deductibles. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall there be any adjustments to the Purchase Price for any individual Environmental Defect for which the Remediation Amount does not exceed $75,000 (the “Individual Environmental Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Threshold unless (A) the amount of the sum of (1) the aggregate Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Threshold (but excluding any Environmental Defects cured by Sellers), plus (2) the aggregate Title Defect Amounts of all Title Defects affecting Title Defect Properties that are Wells or 393 Leases and that exceed the Individual Title Defect Threshold (but excluding any Title Defects cured by Sellers) less the aggregate Title Benefit Amounts of all Title Benefits that exceed the Individual Title Defect Threshold, exceeds (B) the Aggregate Deductible for Wells and 393 Leases, after which point Buyer shall be entitled to adjustments to the Purchase Price, but only with respect to the amount by which the aggregate amount of such Remediation Amounts and Title Defect Amounts exceeds the Aggregate Deductible for Wells and 393 Leases. For the avoidance of doubt, if Sellers retain any Assets pursuant to Section 12.1(c)(ii), the Remediation Amounts relating to such retained Assets will not count towards the Aggregate Deductible for Wells and 393 Leases and the Purchase Price will be reduced by the Allocated Value of such retained Environmental Defect (and associated Assets) without regard to the Aggregate Deductible.

(f)    Environmental Dispute Resolution. Sellers and Buyer shall attempt to agree in writing on all Environmental Defects and Remediation Amounts prior to Closing. If Sellers and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation

Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(f). There shall be a single arbitrator, who shall be an environmental attorney with at least fifteen (15) years’ experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Sellers within fifteen (15) days after the Closing Date and absent such agreement, by the Houston, Texas office of the AAA (the “Environmental Arbitrator”). Each of Buyer and Sellers shall submit to the Environmental Arbitrator their proposed resolution of each Environmental Defect and Remediation Amount in writing. The proposed resolution shall include the best offer of the submitting Party in a single monetary amount that such Party is willing to pay or accept (as applicable) as the Remediation Amount for each Environmental Defect. The arbitration proceeding shall be held in Houston, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 12.1. The Environmental Arbitrator’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal. In making its determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and Remediation Amounts submitted by either Party and may not award damages, interest, or penalties to either Party with respect to any matter. The costs of the Environmental Arbitrator shall be borne equally between the Parties. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.3 or Section 3.4, then, within ten (10) days after the Environmental Arbitrator delivers written notice to Buyer and Sellers of his award with respect to any disputed Environmental Defects and/or Remediation Amounts pursuant to this Section 12.1(f), and subject to Section 12.1(e), the Parties shall, after giving effect to the limitations provided in this Section 12.1 (without duplication), execute joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver: (i) to Buyer, an amount equal to the sum of the Remediation Amounts associated with (x) those Environmental Defects which Sellers elected to cure pursuant to Section 12.1(b) which are not subject to an unresolved disputed Environmental Defects and/or Remediation Amounts pursuant to this Section 12.1(f) and which are not fully cured as provided in Section 12.1(b) and (y) any disputed Environmental Defects and/or Remediation Amounts determined in favor of Buyer pursuant to this Section 12.1, with such amount to be disbursed from the Defect Escrow Amount, and (ii) to Sellers, the remainder of the Defect Escrow Amount, after giving effect to Section 11.2(j). Nothing herein shall operate to cause Closing to be delayed on account of any unresolved dispute involving Environmental Defects and/or Remediation Amounts or any arbitration conducted pursuant to this Section 12.1(f), and to the extent any adjustments are not agreed upon by the Parties in writing as of Closing, the Purchase Price shall not be adjusted therefor at Closing, and subsequent adjustments to the Purchase Price, if any, will be made pursuant to Section 3.4 or this Section 12.1(f).

12.2    NORM, Asbestos, Wastes, and Other Substances. Buyer acknowledges that (a) the Assets have been used for exploration, development, and production of oil and gas and that there may be petroleum, produced water, wastes, or other substances or materials located in, on, or under the Assets or associated with the Assets; (b) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms; (c) the wells, materials, and equipment located on the Assets or included in the Assets may contain NORM, asbestos, and other wastes or Hazardous Substances; (d) NORM containing material and other wastes or Hazardous Substances may have come in contact with various environmental media, including water, soils, or sediment; (e) special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, NORM, and other Hazardous Substances from the Assets; and (f) notwithstanding anything to the contrary, the presence of NORM or asbestos-containing materials cannot be claimed as an Environmental Defect, except to the extent constituting a violation of Environmental Laws.

ARTICLE XIII

ASSUMPTION; INDEMNIFICATION ; SURVIVAL

13.1    Assumed Obligations; Specified Obligations; Retained Obligations.

(a)    Without limiting Buyer’s rights to indemnity under this Article XIII, from and after Closing, Buyer assumes and hereby agrees to fulfill, perform, pay, and discharge (or cause to be fulfilled, performed, paid, and discharged) all obligations and Liabilities, known or unknown, arising from, based upon, related to, or associated with the Assets, regardless of whether such obligations or Liabilities arose prior to, on, or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership, or operation of the Assets, including obligations and Liabilities to (a) furnish makeup gas and settle Imbalances according to the terms of applicable gas sales, processing, gathering, or transportation Contracts, (b) pay Working Interests, Burdens, and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 3.2(b)(vii)), (c) pay the applicable Governmental Authority any amounts subject to escheat obligations pursuant to applicable Law, (d) Decommission the Assets, (e) clean up and remediate the Assets in accordance with applicable Contracts and Laws, and (f) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Law (all of said obligations and Liabilities, subject to the following exclusions, being referred to as the “Assumed Obligations”); provided that Buyer does not assume any Retained Obligations.

(b)    The following obligations and Liabilities related to the Assets are herein referred to as the “Specified Obligations”: (i) Liabilities arising out of or related to personal injury or wrongful death resulting from events arising during Sellers’ or their respective Affiliates’ ownership or operation of the Assets prior to the Closing Date; (ii) any Liabilities arising from any off-site disposal or transportation of Hazardous Substances prior to the Closing Date, (iii) obligations and Liabilities related to any payment, nonpayment, or mispayment of Burdens prior to the Effective Time; (iv) Liabilities related to any acts or omissions of gross negligence or willful misconduct of any Seller Indemnified Party related to or arising out of the Seller Indemnified Parties’ ownership or operation of the Assets prior to the Closing Date; (v) any civil or administrative fines or penalties or criminal sanctions imposed or assessed as a result of any pre-Closing Date violation of Law related to or arising out of the ownership or operation of the Assets by Sellers or their respective Affiliates prior to the Closing Date; and (vi) the matters described on Schedule 4.6 and Schedule 4.15 (the matters in this clause (vi), the “Scheduled Specified Obligations”).

(c)    The following obligations and Liabilities related to the Assets are herein referred to as the “Retained Obligations”: (i) any and all Seller Taxes; (ii) Liabilities arising from or relating to the Excluded Assets; (iii) Liabilities arising from or relating to any Contract or arrangement (x) among any Seller or (y) among any of Sellers, on the one hand, and any Affiliate of any such Persons, on the other hand; (iv) Liabilities arising from or relating to any debt obligations of Sellers or their respective Affiliates or Hedge Contracts; (v) any ERISA Liabilities; and (vi) Liabilities arising from or relating to any post-Closing curative or Remediation efforts undertaken by or on behalf of Sellers with respect to any Title Defect or Environmental Defect.

13.2    Indemnities of Sellers. Effective as of Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, Sellers shall be responsible for, shall pay on a current basis and hereby agree to defend, indemnify, and hold harmless Buyer and its Affiliates, and all of its and their respective equity-holders, partners, members, directors, officers, managers, employees, agents, and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Buyer Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from or related to:

(a)    any breach by Sellers of any of their representations or warranties contained in Article IV and/or Sellers’ Certificate;

(b)    any breach by Sellers of any of their covenants or agreements under this Agreement;

(c)    the Specified Obligations; and

(d)    the Retained Obligations.

13.3    Indemnities of Buyer. Effective as of Closing, Buyer and its successors and assigns shall assume and be responsible for, shall pay on a current basis and hereby defends, indemnifies, and holds harmless Sellers and their respective Affiliates, and all of their respective equity-holders, partners, members, directors, officers, managers, employees, agents, and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities suffered or incurred by any Seller Indemnified Party, whether or not relating to Third Party Claims or incurred in the defense of any of the same or in asserting, preserving, or enforcing any of their respective rights hereunder, arising from or related to:

(a)    any breach by Buyer of any of its representations or warranties contained in Article V and/or the Buyer’s Certificate;

(b)    any breach by Buyer of any of its covenants or agreements under this Agreement; or

(c)    the Assumed Obligations.

13.4    Limitation on Liability.

(a)    Subject to Section 13.4(g), Sellers shall not have any Liability for any indemnification under Section 13.2(a) (i) for any individual Liability unless the amount with respect to such Liability exceeds $100,000 (the “De Minimis Threshold”) and (ii) until and unless the aggregate amount of all Liabilities under Section 13.2(a) that exceed the De Minimis Threshold exceeds the Indemnity Deductible, after which point Sellers shall only be liable for such indemnification to the extent such Liabilities that exceed the De Minimis Threshold exceed the Indemnity Deductible; provided that the limitations on Sellers’ Liability in this Section 13.4(a) shall not apply to Sellers’ Liability for breaches of its Fundamental Representations, the representations and warranties in Section 4.13, and the corresponding representations and warranties in Sellers’ Certificates.

(b)    Notwithstanding anything to the contrary contained in this Agreement, and subject to Section 13.4(g), Sellers shall not be required to indemnify Buyer for aggregate Liabilities under Section 13.2(a) in excess of fifteen percent (15%) of the Base Purchase Price; provided that the limitations on Sellers’ Liability in this Section 13.4(b) shall not apply to Sellers’ Liability for breaches of their Fundamental Representations, the representations and warranties in Section 4.13, and the corresponding representations and warranties in Sellers’ Certificates.

(c)    Notwithstanding anything to the contrary contained in this Agreement, Sellers’ aggregate Liabilities under this Agreement or otherwise shall not exceed the Base Purchase Price; provided that the limitation on Sellers’ Liability in this Section 13.4(c) shall not apply to Sellers’ Liability for any and all Seller Taxes.

(d)    The obligations set forth in Section 13.2 and Section 13.3 shall not apply to (i) any amount that was taken into account as an adjustment to the Purchase Price pursuant to the provisions hereof, (ii) except as otherwise provided in this Agreement, any Party’s costs and expenses with respect to the negotiation and consummation of this Agreement and the purchase and sale of the Assets, and (iii) any amount that would result in a double recovery.

(e)    Each Party shall use commercially reasonable efforts to mitigate any claim that such Party has or may bring for indemnification in connection with this Agreement or the transactions contemplated hereby.

(f)    For purposes of the indemnification obligations in this Article XIII only, in determining the amount of any Liabilities in connection with a breach of a representation or warranty by Sellers, any materiality, material adverse effect, or Material Adverse Effect qualifiers in such representations or warranties shall be disregarded.

(g)    The limitations on liability set forth in this Section 13.4(a) and (b) shall apply to any claim for indemnification resulting from a breach of the covenant contained in Section 6.11(c) as a result of the Required Information not satisfying clause (i) of the definition of “Compliant.”

13.5    Express Negligence. EXCEPT AS OTHERWISE PROVIDED IN SECTION 10.1(c), THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE, AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT

SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE GROSS, SOLE, ACTIVE, PASSIVE, CONCURRENT, OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS “CONSPICUOUS.”

13.6    Exclusive Remedy.

(a)    Notwithstanding anything to the contrary contained in this Agreement, the Parties agree that, from and after Closing, Section 6.3, Section 10.1(c), this Article XIII, and Section 15.17 contain the Parties’ exclusive remedies against each other with respect to this Agreement and the transactions contemplated hereby (whether in contract, tort or otherwise), including breaches of the representations, warranties, covenants, and agreements of the Parties contained in this Agreement. Except as specified in Section 6.3, Section 10.1(c), this Article XIII, and Section 15.17, effective as of Closing, Buyer, on its own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises, and forever discharges the Seller Indemnified Parties from any and all suits, legal or administrative proceedings, Liabilities, or interest whatsoever, whether in contract, tort or otherwise, known or unknown, which Buyer or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement, the transactions contemplated hereby, the ownership, use, or operation of any of the Assets prior to, on, or after Closing or the condition, quality, status, or nature of any of the Assets prior to, on, or after Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, any similar Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, and rights under insurance maintained by Sellers or any of their respective Affiliates except as otherwise provided in Section 11.3.

13.7    Indemnification Procedures. All claims for indemnification under Section 6.3, Section 10.1(c), Section 13.2, and Section 13.3 shall be asserted and resolved as follows:

(a)    In General. For purposes of Section 6.3, Section 10.1(c), and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party having an obligation to indemnify any Seller Indemnified Party or Buyer Indemnified Party, as applicable, with respect to such Liabilities pursuant to Section 6.3, Section 10.1(c), or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Seller Indemnified Party or Buyer Indemnified Party, as applicable, having the right to be indemnified with respect to such Liabilities by Buyer or Sellers, as applicable, pursuant to Section 6.3, Section 10.1(c), or this Article XIII.

(b)    Claims Procedure. To make a claim for indemnification under Section 6.3, Section 10.1(c), Section 13.2, or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Third Party Claim”), the Indemnified Party shall provide its Claim Notice promptly after the

Indemnified Party has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim; provided that the failure of any Indemnified Party to give notice of a Third Party Claim as provided in this Section 13.7(b) shall not relieve the Indemnifying Party of its obligations under Section 6.3, Section 10.1(c), Section 13.2, or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Third Party Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Third Party Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant, or agreement, the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of such inaccuracy or breach and shall specify the representation, warranty, covenant, or agreement that was inaccurate or breached.

(c)    Third Party Claims.

(i)    In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice relating thereto to notify the Indemnified Party whether it admits or denies its Liability to defend the Indemnified Party against such Third Party Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such thirty (30) day period (or, if earlier, until the Indemnifying Party admits its Liability to defend the Indemnified Party against such Third Party Claim) to file any motion, answer, or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(ii)    If the Indemnifying Party admits its Liability to defend the Indemnified Party against a Third Party Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Indemnified Party against such Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Third Party Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, at its own expense, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 13.7(c)(ii). An Indemnifying Party shall not, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed), (A) settle any Third Party Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all Liability in respect of such Third Party Claim or (B) settle any Third Party Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity hereunder).

(iii)    If the Indemnifying Party does not admit its Liability against a Third Party Claim or admits its Liability to defend the Indemnified Party against a Third Party Claim, but fails to diligently prosecute, indemnify against, or settle the Third Party Claim, then the Indemnified Party shall have the right to defend against and settle the Third Party Claim at the sole cost and expense of the Indemnifying Party (if the Indemnifying Party is determined to have indemnification Liability with respect to such matter), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its Liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its Liability to defend the Indemnified Party against a Third Party Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) days following receipt of such notice to (A) admit in writing its Liability to indemnify the Indemnified Party from and against the Liability and if Liability is so admitted, either (1) consent to such settlement or (2) reject, in its reasonable judgment, the proposed settlement or (B) deny Liability. Any failure by the Indemnifying Party to respond to such notice shall be deemed to be an election under subsection (B) above.

(d)    Direct Claims. In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its Liability for such Liability, or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the Indemnifying Party shall conclusively be deemed to have denied Liability with respect to such matter.

13.8    Survival.

(a)    Sellers’ Representations and Warranties.

(i)    Except as set forth in Section 13.8(a)(ii) and Section 13.8(a)(iii), Sellers’ representations and warranties in Article IV, the corresponding representations and warranties in Sellers’ Certificates and the corresponding indemnity obligations of Sellers under Section 13.2(a) with respect to all such representations and warranties, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date.

(ii)    Sellers’ Fundamental Representations, the corresponding representations and warranties in Sellers’ Certificates and the corresponding indemnity obligations of Sellers under Section 13.2(a) with respect to Sellers’ Fundamental Representations, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is three (3) years after the Closing Date.

(iii)    Sellers’ representations and warranties in Section 4.13, the corresponding representations and warranties in Sellers’ Certificates and the corresponding indemnity obligations of Sellers under Section 13.2(a) with respect to the representations and warranties in Section 4.13, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is sixty (60) days after expiration of the applicable statute of limitations.

(b)    Sellers’ Covenants. Each of the covenants and performance obligations of Sellers set forth in this Agreement that are to be complied with or performed by Sellers at or prior to Closing (other than Section 6.7 and Section 15.2) and the corresponding indemnity obligations of Sellers under Section 13.2(b) with respect to such covenants and obligations, shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date. All other covenants and performance obligations of Sellers set forth in this Agreement and the corresponding indemnity obligations of Sellers under Section 13.2(b) with respect to such covenants and obligations shall survive the Closing and remain in full force and effect until fully performed.

(c)    Sellers’ Specified Obligations, Retained Obligations. The Specified Obligations and the corresponding indemnity obligations of Sellers under Section 13.2(c) with respect to the Specified Obligations shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is twelve (12) months after the Closing Date; provided that (x) the Scheduled Specified Obligations and the corresponding indemnity obligations of Sellers under Section 13.2(c) with respect to the Scheduled Specified Obligations shall survive the Closing until such matters are fully and finally resolved and (y) the Specified Obligations under clause (iii) in the definition thereof and the corresponding indemnity obligations of Sellers under Section 13.2(c) shall expire and terminate at 5:00 p.m. Central time on the date that is two (2) years after the Closing Date. The Retained Obligations and the corresponding indemnity obligations of Sellers under Section 13.2(d) with respect to the Retained Obligations shall survive the Closing and thereafter expire and terminate at 5:00 p.m. Central time on the date that is sixty (60) days after expiration of the applicable statute of limitations.

(d)    Buyer’s Representations, Warranties, Covenants, and Other Indemnities. The representations, warranties, covenants, and performance obligations of Buyer in this Agreement and Buyer’s Certificate, and all covenants, assumptions, and indemnities set forth in Section 13.3 shall survive the Closing and remain in full force and effect indefinitely.

(e)    Survival After Claim. Notwithstanding Section 13.8(a), Section 13.8(b), and Section 13.8(c), if a Claim Notice has been properly delivered under Section 13.7(b) before the date any representation, warranty, covenant, indemnity, or performance obligation would otherwise expire under such Sections alleging a right to indemnification or defense for Liabilities arising out of, relating to, or attributable to the breach of such representation, warranty, covenant, indemnity, or performance obligation, such representation, warranty, covenant, indemnity, or performance obligation shall continue to survive until the claims asserted in such Claim Notice that are based on the breach of such representation, warranty, covenant, indemnity, or performance obligation have been fully and finally resolved under Section 13.7.

(f)    Knowledge. In no event shall any Person be entitled to indemnification hereunder with respect to a breach by a Party of any of the representations, warranties, or covenants made or agreed to by such a Party hereunder of which such Person had actual knowledge prior to the Execution Date.

(g)    Earnout Payment. Buyer shall have the right to setoff against, offset, recoup, or withhold from the Earnout Payment, if payable, any amounts payable by Sellers to Buyer under this Agreement in respect of Sellers’ indemnification obligations hereunder.

13.9    Waiver of Right to Rescission. Sellers and Buyer acknowledge that, following Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant, or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following Closing, Buyer and Sellers waive any right to rescind this Agreement or any of the transactions contemplated hereby.

13.10    Insurance. The amount of any Liabilities for which any of the Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates) from insurance policies carried by such Indemnified Party that are actually realized.

13.11    Non-Compensatory Damages. NONE OF THE BUYER INDEMNIFIED PARTIES NOR SELLER INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM SELLERS OR BUYER, AS APPLICABLE, OR THEIR RESPECTIVE AFFILIATES, ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE, OR SPECULATIVE DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, SELLERS’ CERTIFICATES, THE BUYER’S CERTIFICATE, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO A THIRD PARTY, WHICH DAMAGES (INCLUDING COSTS OF DEFENSE AND REASONABLE ATTORNEYS’ FEES INCURRED IN CONNECTION WITH DEFENDING AGAINST SUCH DAMAGES) SHALL NOT BE EXCLUDED BY THIS PROVISION AS TO RECOVERY HEREUNDER. SUBJECT TO THE PRECEDING SENTENCE, BUYER, ON BEHALF OF EACH OF THE BUYER INDEMNIFIED PARTIES, AND SELLERS, ON BEHALF OF EACH OF THE SELLER INDEMNIFIED PARTIES, EACH WAIVE ANY RIGHT TO RECOVER ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY, REMOTE, OR SPECULATIVE DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, SELLERS’ CERTIFICATES, THE BUYER’S CERTIFICATE, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.12    Disclaimer of Application of Anti-Indemnity Statutes. The Parties acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement, Sellers’ Certificates, the Buyer’s Certificate, or the transactions contemplated hereby or thereby.

13.13    Treatment of Payments. Any payments made to any Buyer Indemnified Party or Seller Indemnified Parties, as the case may be, pursuant to Article III, this Article XIII, or Section 15.2 shall be treated as an adjustment to the Purchase Price for U.S. federal and applicable state income Tax purposes to the extent permitted by applicable Law.

ARTICLE XIV

TERMINATION, DEFAULT, AND REMEDIES

14.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing (by written notice from the terminating Party to the other Party):

(a)    by Sellers or Buyer if Closing shall not have occurred on or before October 31, 2018 (as may be extended in accordance herewith, the “End Date”) provided, however, that in the event the Marketing Period has commenced but has not completed as of the End Date, the End Date may be extended (but not beyond the then remaining number of calendar days of the Marketing Period that have not yet been completed) by Parent in its sole discretion by providing written notice thereof to the Sellers at least one (1) Business Day prior to the End Date.;

(b)    by Buyer if the South Texas CA has been validly terminated prior to consummation of the South Texas Transaction;

(c)    by Sellers or Buyer if consummation of the transactions contemplated hereby is enjoined, restrained or otherwise prohibited or otherwise made illegal, in each case, by the terms of a final, non-appealable order;

(d)    by Buyer or Sellers in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement that (i) would give rise to the failure of a condition set forth in Section 7.1 or Section 7.2 or Section 8.1 or Section 8.2, as applicable, if it was continuing as of the Closing Date and (ii) cannot be or has not been cured by the earlier of (A) five (5) Business Days prior to the End Date and (B) thirty (30) days after the giving of written notice to the breaching Party of such breach, the basis for such notice, and the date of the proposed termination (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant, or other agreement contained in this Agreement; or

(e)    by the mutual prior written consent of Sellers and Buyer;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b), or (d) of this Section 14.1 if such Party (or its Affiliates, as applicable) is in Willful and Material Breach of this Agreement and/or the South Texas CA at the time this Agreement would otherwise be terminated by such Party.

14.2    Effect of Termination. If this Agreement is terminated pursuant to any provision of Section 14.1, then this Agreement shall forthwith become void, and the Parties shall have no Liability or obligation hereunder; provided that the provisions of Section 6.13, Section 10.1(c), Section 10.2, Section 10.3, Section 13.11, this Section 14.2, Section 14.3, Article I, and Article XV (other than Section 15.2(b) through Section 15.2(j) and Section 15.17, which shall terminate) and such of the defined terms set forth in Annex I to give context to such Sections shall, in each case, survive such termination; provided further that no Party shall be relieved or released from any Liabilities arising out of any Willful and Material Breach by such Party that gave rise to the failure of a condition set forth in Article VII or Article VIII, as applicable.

14.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Sellers all original (and destroy all copies of) title, engineering, geological and geophysical data, environmental assessments and reports, maps, and other information furnished by Sellers to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, in each case, in accordance with the Confidentiality Agreement, and an officer of Buyer shall certify same to Sellers in writing.

ARTICLE XV

MISCELLANEOUS

15.1    Annexes, Exhibits, and Schedules. All of the Annexes, Exhibits, and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Annexes, Exhibits, and Schedules prior to and as of the execution of this Agreement.

15.2    Expenses and Taxes.

(a)    Except as otherwise specifically provided, all fees, costs, and expenses incurred by Buyer or Sellers in negotiating this Agreement and the Transaction Documents or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, legal and accounting fees, costs, and expenses; provided, however, at the Closing, Buyer shall pay or cause to be paid the Sellers Transaction Expenses to Sellers.

(b)    (i) Sellers shall be allocated and bear all Asset Taxes attributable to (x) any Tax period ending prior to the Effective Time and (y) the portion of any Straddle Period ending immediately prior to the Effective Time and (ii) Buyer shall be allocated and bear all Asset Taxes attributable to (A) any Tax period beginning at or after the Effective Time and (B) the portion of any Straddle Period beginning at the Effective Time.

(c)    For purposes of determining the allocations described in Section 15.2(b), (i) Asset Taxes that are attributable to the severance or production of Hydrocarbons (other than such Asset Taxes described in clause (iii), below) shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i) or (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property, or other Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending immediately prior to the Effective Time and the portion of such Straddle Period beginning at the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets gives rise to Liability for the particular Asset Tax and shall end on the day before the next such date.

(d)    To the extent the actual amount of an Asset Tax is not known at the time an adjustment is to be made with respect to such Asset Tax pursuant to Section 3.2, Section 3.3, or Section 3.4, as applicable, the Parties shall utilize the most recent information available in estimating the amount of such Asset Tax for purposes of such adjustment. To the extent the actual amount of an Asset Tax (or the amount thereof paid or payable by a Party) is ultimately determined to be different than the amount (if any) that was taken into account in the Final Settlement Statement as finally determined pursuant to Section 3.4, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 15.2(d).

(e)    Subject to Buyer’s indemnification rights under Section 13.2, Buyer shall be responsible for paying any Asset Taxes relating to any Tax period that ends before or includes the Effective Time that become due and payable after the Closing Date and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Asset Taxes in a manner consistent with Sellers’ past practice unless otherwise required by applicable Law.

(f)    Sellers shall be entitled to any and all refunds of Asset Taxes allocated to Sellers pursuant to Section 15.2(b) and Section 15.2(c), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 15.2(b) and Section 15.2(c). If a Party or its Affiliate receives a refund of Asset Taxes (the “Recipient Party”) to which the other Party is entitled pursuant to this Section 15.2(f) (the “Entitled Party”), such Recipient Party shall forward to the Entitled Party the amount of such refund within thirty (30) days after such refund is received, net of any costs or expenses incurred by such Recipient Party in procuring such refund.

(g)    All required documentary, filing, and recording fees and expenses in connection with the filing and recording of the assignments, conveyances, or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. To the extent that any sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation, or other similar Taxes are incurred or imposed with respect to the transactions described in this Agreement (collectively, “Transfer Taxes”), such Transfer Taxes shall be borne by Buyer. The Parties shall cooperate in good faith to minimize, to the extent possible under applicable Laws, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party. Any Tax Returns that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local Laws for filing such Tax Returns, and such Party will use its commercially reasonable efforts to provide drafts of such Tax Returns to the other Parties at least ten (10) days prior to the expected filing date for such Tax Returns.

(h)    The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s reasonable request) the provision of records and information that are relevant to any such Tax Return or audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

(i)    Buyer shall be entitled to deduct and withhold from any consideration otherwise payable or deliverable to Sellers such amounts as may be required to be deducted or withheld therefrom under the Code, under any Tax Law, or pursuant to any other applicable Laws provided, however, Buyer shall provide at least ten (10) Business Days’ written notice to Sellers if Buyer intends to withhold any amounts under this Section 15.2(i). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

(j)    Notwithstanding anything to the contrary in this Agreement, Sellers shall retain responsibility for, and shall bear and pay, all Income Taxes incurred by or imposed on Sellers with respect to any period prior to or including the Closing Date, any of their direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, and no such Taxes shall be taken into account as adjustments to the Purchase Price under Section 3.2.

15.3    Assignment. This Agreement may not be assigned, in whole or in part, by either Party without prior written consent of the other Party; provided that (x) Buyer shall have the right to assign this Agreement, in whole or in part, to any Affiliate and (y) Buyer may, after the Closing Date, collaterally assign its rights under this Agreement to any Financing Source without the prior written consent of the other Party; provided, however, that no such assignment shall relieve Buyer of its obligations under this Agreement. In the event the non-assigning Party consents to any such assignment, or Buyer assigns this Agreement to an Affiliate, such assignment shall not relieve the assigning Party of any obligations and responsibilities hereunder, including obligations and responsibilities arising following such assignment.

15.4    Preparation of Agreement. Sellers and Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

15.5    Publicity. Subject to compliance with applicable Law, the Parties will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated by this Agreement.

15.6    Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier or mailed by certified or registered United States Mail with all postage fully prepaid, or sent by electronic mail (“email”) transmission (provided that a receipt of such email is requested by the notifying party and affirmatively acknowledged by the receiving party), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice:

If to Sellers:

Sellers’ Representative

c/o ENERVEST, LTD.

Attention: Philip Berry

Vice President – Business Development & Transactions

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: PBerry@EnerVest.net

With a copy to (which shall not constitute notice):

ENERVEST, LTD.

Attention: J. Andrew West

Vice President & General Counsel

1001 Fannin, Ste. 800

Houston, Texas 77002

Email: AWest@EnerVest.net

If to Buyer:

Buyer’s Representative

c/o TPG Pace Energy Holdings Corp.

301 Commerce St., Suite 3300

Fort Worth, TX 76102

Attn: Jerry Neugebauer

Email: GNeugebauer@tpg.com

With	a copy to:

Vinson & Elkins LLP

1001 Fannin, Suite 2500

Houston, Texas 77002

Attention: Keith Fullenweider

Email: kfullenweider@velaw.com

and

Vinson & Elkins LLP

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201

Attention: John Grand

Email: jgrand@velaw.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person or by courier or transmitted by email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 15.6.

15.7    Further Cooperation. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall take such other actions as such requesting Party may reasonably request, at such requesting Party’s expense, in order to effectuate the transactions contemplated by this Agreement.

15.8    Filings, Notices, and Certain Governmental Approvals. Promptly after Closing, Buyer shall (a) record all assignments executed at Closing in the real property records of the appropriate counties as well as with applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer, and (d) actively pursue all other consents and approvals customarily obtained by buyers after closing that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, in each case, that shall not have been obtained prior to Closing. Buyer obligates itself to take any and all action required by any Governmental Authority in order to obtain such unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline, or area-wide bond.

15.9    Entire Agreement; Conflicts. THIS AGREEMENT, THE ANNEXES, EXHIBITS, AND SCHEDULES HERETO, THE CONFIDENTIALITY AGREEMENT, AND THE TRANSACTION DOCUMENTS, COLLECTIVELY, CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLERS’ CERTIFICATES, OR THE BUYER’S CERTIFICATE, AND NEITHER SELLERS NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY SCHEDULE OR EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE SCHEDULES AND EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.

15.10    Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of Sellers and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their successors and permitted assigns or the Parties’ respective related Indemnified Parties hereunder any rights, remedies, obligations, or Liabilities under or by reason of this Agreement; provided that only a Party and its successors and assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so). Notwithstanding the foregoing, the Financing Sources (and solely in the case of this Section 15.10, Section 15.13 and Section 15.21, the Financing Persons) shall be express third party beneficiaries of, and shall be entitled to enforce, this Section 15.10 Section 15.11, Section 15.12 Section 15.13, and Section 15.22.

15.11    Amendment. This Agreement may be amended only by an instrument in writing executed by the Parties; provided, however, (x) following the receipt of Stockholder Approval, no amendment shall be made which by Law would require the further approval by the stockholders of Parent without first obtaining such further approval and (y) Section 15.10, this Section 15.11, Section 15.12, Section 15.13, and Section 15.22 (and any related definitions that would affect these sections) may not be amended in a manner that adversely impacts any Financing Person without the prior written consent of the Financing Sources.

15.12    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance; provided, however, that any waiver of Section 5.10, Section 15.11, this Section 15.12, Section 15.13 and Section 15.22 (and any related definitions that would affect these sections) may not be given without the prior written consent of the Financing Sources if such waiver would adversely impact any Financing Person. No course of dealing on the part of Sellers or Buyer or their respective officers, employees, agents, or representatives and no failure by Sellers or Buyer to exercise any of their rights under this Agreement shall, in each case, operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of Sellers and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

15.13    Governing Law; Jurisdiction.

(a)    THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES, AND RELATIONSHIP OF THE PARTIES HERETO AND THERETO, SHALL BE GOVERNED

BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION (EXCEPT THAT WITH RESPECT TO ANY ACTION INCLUDING THE FINANCING PERSONS, THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN).

(b)    THE PARTIES AGREE THAT THE APPROPRIATE, EXCLUSIVE, AND CONVENIENT FORUM FOR ANY DISPUTES BETWEEN ANY OF THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTIONS 3.5, 11.2(j), 12.1(f)), AND/OR EXHIBIT I THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE IN ANY STATE OR FEDERAL COURT IN HOUSTON, TEXAS, AND EACH OF THE PARTIES IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING SUIT WITH RESPECT TO ANY DISPUTES ARISING OUT OF THIS AGREEMENT (OTHER THAN TO THE EXTENT SET FORTH IN SECTIONS 3.5, 11.2(j), 12.1(f)), AND/OR EXHIBIT I, THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OR JURISDICTION OTHER THAN THE ABOVE SPECIFIED COURTS. NOTWITHSTANDING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THE PARTIES SHALL NOT BRING ANY SUIT ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS AGAINST THE FINANCING PERSONS, INCLUDING WITH RESPECT TO ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO ANY OF THE DEBT COMMITMENT LETTER, THE DEBT FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY COURT OF THE STATE OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, AND AGREE THAT THE WAIVER OF JURY TRIAL SET FORTH IN THIS SECTION 15.13 SHALL BE APPLICABLE TO ANY SUCH PROCEEDING. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT.

(c)    TO THE EXTENT THAT ANY PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION, OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN SECTION 15.13(b).

(d)    THE PARTIES AGREE THAT THEY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS AND DEBT FINANCING CONTEMPLATED HEREBY OR THEREBY.

15.14    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15    Removal of Name. As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Buyer shall, at its sole cost and expense, eliminate the name “EnerVest” and any variants thereof from the Assets and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Sellers or any of their respective Affiliates.

15.16    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

15.17    Specific Performance. Each Party hereby acknowledges and agrees that the rights of each Party to consummate the transactions contemplated hereby are special, unique, and of extraordinary character and that, if any Party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching Party may be without an adequate remedy at Law. If any Party violates or fails or refuses to perform any covenant or agreement made by such Party herein to be performed, including any obligation to consummate the Closing, the non-breaching Party, subject to the terms hereof and in addition to any remedy at Law for damages or other relief permitted under this Agreement, may institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief, without the necessity of proving actual damages or posting of a bond.

15.18    Joint and Several Liability. For clarity, and notwithstanding anything to the contrary in this Agreement, each Seller shall be jointly and severally liable for all duties, obligations and Liabilities of each other Seller under this Agreement and the Transaction Documents, except that Fund Sellers (collectively), on the one part, EV Holding, on the second part, and Co-Invest Seller, on the third part, will be severally, and not jointly, liable for Sellers’ obligations hereunder based on the ownership interests of each Seller set forth on Schedule 15.18 (the “Seller Ownership Interests”), including obligations herein related to Title Defects, Environmental Defects, and representations, warranties, and covenants of Sellers, in each case, with respect to which all thresholds, deductibles, caps, and similar limitations herein shall be reduced, and apply separately, for Fund Sellers (collectively), on the one part, EV Holding, on the second part, and Co-Invest Seller, on the third part, on a pro rata basis based on the Seller Ownership Interests; provided that, notwithstanding the foregoing, the determination of whether the conditions to Closing set forth in Article VII have been satisfied will be determined on a joint (and not several) basis among the Sellers.

15.19    Sellers’ Representative. Notwithstanding anything to the contrary, each Seller hereby appoints EV XI-A (“Sellers’ Representative”) to serve as its representative hereunder, and agrees that Sellers’ Representative shall be authorized on such Seller’s behalf and be responsible hereunder, to, among other things, (a) deliver and receive all notices, statements, reports, and other information given by or addressed hereunder to Sellers, (b) receive all amounts payable hereunder to Sellers, (c) make, on a joint basis, all elections that any Seller is entitled hereunder to make, and (d) otherwise perform (to the extent practicable) all of the administrative obligations hereunder of the Sellers (collectively, the “Representative Services”); provided, however, that, notwithstanding the foregoing, from and after the Closing, the Representative Services shall not include, and EV XI-A shall not serve as Co-Invest Seller’s representative with respect to, or have any obligation to Co-Invest Seller with respect to, the negotiation, compromise, or resolution of any matters related to any Claim Notices or other indemnity matters hereunder, including any administrative functions or other actions (such as giving and receiving notices) related to any Claim Notices or other indemnity matters under this Agreement so long as Co-Invest Seller has provided to Buyer in writing separate notice information for any such communications as contemplated in the last sentence of Section 15.6. Moreover, Sellers’ Representative shall be responsible for disbursing to the other Sellers their respective proportionate shares of all amounts received hereunder by Sellers’ Representative on their behalf.

15.20    No Recourse.

(a)    Notwithstanding the fact that Buyer may be a partnership or limited liability company, Sellers, by their acceptance of the benefits of this Agreement, covenant, agree, and acknowledge that, except as otherwise expressly provided in this Agreement or any Transaction Document or in the case of fraud, no Persons other than Buyer or any Affiliate of Buyer to whom this Agreement is validly assigned pursuant to Section 15.3 (and their respective successors and assigns, collectively, the “Buyer Recourse Parties”) shall have any obligation hereunder and that they have no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current, or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, or employee of Buyer (or any of the foregoing Persons’ successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder, or member of

Buyer (or any of the foregoing Persons’ successors or permitted assignees) or any Affiliate thereof, or (iii) any former, current, or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but in each case, not including Buyer or any Affiliate of Buyer to whom this Agreement is validly assigned pursuant to Section 15.3 (each, but excluding for the avoidance of doubt, the Buyer Recourse Parties, a “Buyer Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Buyer or any Affiliate of Buyer to whom this Agreement is validly assigned pursuant to Section 15.3 against the Buyer Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation, or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Buyer Party Affiliate, as such, for any obligations of Buyer (or any Affiliate of Buyer to whom this Agreement is validly assigned pursuant to Section 15.3) under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract, or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

(b)    Notwithstanding the fact that each Seller may be a partnership or limited liability company, Buyer, by its acceptance of the benefits of this Agreement, covenants, agrees, and acknowledges that, except as otherwise expressly provided in this Agreement or any Transaction Document or in the case of fraud, no Persons other than Sellers (and their respective successors and assigns, collectively, the “Seller Recourse Parties”) shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith against (i) any former, current, or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, or employee of any Seller (or any of the foregoing Persons’ successors or permitted assignees), (ii) any former, current, or future general or limited partner, owner, manager, stockholder, or member of any Seller (or any of the foregoing Persons’ successors or permitted assignees) or any Affiliate thereof, or (iii) any former, current, or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager, or member of any of the foregoing, but in each case, not including any Seller (each, but excluding for the avoidance of doubt, the Seller Recourse Parties, a “Seller Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract, or otherwise) by or on behalf of any Seller against the Seller Party Affiliates, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation, or other Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Seller Party Affiliate, as such, for any obligations of any Seller under this Agreement or the transactions contemplated hereby, under any Transaction Document, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract, or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

15.21    Trust Account Waiver. Sellers acknowledge that Parent is a blank check company with the powers and privileges to effect a Business Combination. Sellers further acknowledge that substantially all of Parent’s assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public shareholders and the underwriters of Parent’s initial public offering. For and in consideration of Buyer entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Sellers hereby irrevocably waive any right, title, interest, or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts, or agreements with Parent and Buyer; provided, that (a) nothing herein shall serve to limit or prohibit Sellers’ right to pursue a claim against Buyer pursuant to this Agreement for legal relief against monies or other assets of Buyer held outside the Trust Account or, subject to Section 15.17, for specific performance or other equitable relief in connection with the transactions contemplated hereby or for fraud and (b) nothing herein shall serve to limit or prohibit any claims that Sellers may have in the future pursuant to this Agreement against Parent’s assets or funds that are not held in the Trust Account.

15.22    Lenders. Notwithstanding anything herein to the contrary, each Seller agrees, on behalf of themselves and their respective former, current or future Affiliates, limited partners or other equityholders and Representatives (collectively, the “Seller Related Parties”) that neither the Sellers nor the Seller Related Parties shall have any claim against any Financing Person, nor shall any Financing Person have any liability whatsoever to any Seller Related Party, in connection with the Debt Financing or in any way relating to this Agreement or any of the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Person.

15.23    Time is of the Essence. This Agreement contains a number of dates and times by which performance or exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed. For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date and time applicable to it on the basis that its late action constitutes substantial performance. Without limiting the foregoing, time is of the essence in this Agreement.

Signature Pages Follow

IN WITNESS WHEREOF, Sellers and Buyer have executed this Agreement as of the date first written above.

SELLERS:

ENERVEST ENERGY INSTITUTIONAL FUND XI-A, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

ENERVEST ENERGY INSTITUTIONAL FUND XI-WI, L.P.

By:	EnerVest, Ltd.,
its General Partner

By:	EnerVest Management GP, L.C.,
its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

ENERVEST HOLDING, L.P.

By:	EnerVest Operating, L.L.C., its General Partner

By:	/s/ Jud Walker
Name:	Jud Walker
Title:	President and Chief Executive Officer

ENERVEST WACHOVIA CO-INVESTMENT PARTNERSHIP, L.P.

By:	EnerVest, Ltd., its General Partner

By:	EnerVest Management GP, L.C., its General Partner

By:	/s/ Philip B. Berry
Name:	Philip B. Berry
Title:	Vice President – Business Development & Transactions

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

BUYER:

TPG PACE ENERGY PARENT LLC

By:	/s/ Stephen Chazen
Name:	Stephen Chazen
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

ANNEX I

DEFINED TERMS

“2018 Lease Acquisition Costs” shall have the meaning set forth in Section 6.17.

“2018 Leases” shall mean the Leases listed on Schedule 2.3(b).

“2018 New Leases” shall have the meaning set forth in Section 6.17.

“393 Leases” shall mean each of the Leases described on Exhibit A for which there is more than zero (0) Net Acres listed under the column on Exhibit A entitled “393 Net Acre” for such Lease.

“AAA” shall have the meaning set forth in Section 3.5.

“Accounting Arbitrator” shall have the meaning set forth in Section 3.5.

“Adjusted Base Purchase Price” shall have the meaning set forth in Section 3.1.

“Administrative Agent” shall have the meaning set forth in the Recitals.

“Adverse Effect on Financing” shall have the meaning set forth in Section 6.10(a).

“AFEs” shall have the meaning set forth in Section 4.12.

“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Asset” shall have the meaning set forth in Section 6.7.

“Aggregate Deductible” shall mean (a) in the case of (i) Title Defects affecting Title Defect Properties that are Wells or 393 Leases and (ii) Environmental Defects, two percent (2%) of the Base Purchase Price and (b) in the case of Title Defects affecting Leases (or the portions thereof) (other than 393 Leases) described on Schedule 3.6, an amount equal to ten percent (10%) of the Allocated Values of the Leases (other than 393 Leases) set forth on Schedule 3.6.

“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocated Values” shall have the meaning set forth in Section 3.6.

“Allocation” shall have the meaning set forth in Section 3.7.

“Alternative Proposal” shall mean proposal, transaction, or offer by any Person (other than Parent or Buyer) for any direct or indirect acquisition of any of the Assets.

Annex I – Page 1

“Anti-Corruption Laws” shall mean all U.S. and non-U.S. Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, and the UK Bribery Act of 2010.

“Applicable Contracts” shall mean all Contracts to which any Seller is a party or is bound to the extent relating to any of the Assets and (in each case) that will be binding on Buyer after Closing, including: communitization agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and Contracts relating to the Excluded Assets.

“Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use, and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, any Income Taxes and Transfer Taxes.

“Assets” shall have the meaning set forth in Section 2.1.

“Assignment” shall mean the Assignment, Assumption and Bill of Sale from Sellers to Buyer, pertaining to the Assets, in the form attached to this Agreement as Exhibit F.

“Assumed Obligations” shall have the meaning set forth in Section 13.1(a).

“Base Purchase Price” shall have the meaning set forth in Section 3.1.

“Burden” shall mean any and all royalties (including lessor’s royalty), overriding royalties, production payments, net profits interests, and other burdens upon, measured by, or payable out of production (excluding, for the avoidance of doubt, any Taxes).

“Business Combination” shall have the meaning set forth in the Amended and Restated Certificate of Incorporation of Parent, dated as of May 4, 2017, as amended.

“Business Combination Proposal” shall mean any offer or proposal, written or oral (whether binding or non-binding), relating to a Business Combination.

“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Houston, Texas are generally open for business.

“Buyer” shall have the meaning set forth in the introductory paragraph herein.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.

“Buyer Party Affiliate” shall have the meaning set forth in Section 15.20(a).

Annex I – Page 2

“Buyer Recourse Parties” shall have the meaning set forth in Section 15.20(a).

“Buyer Transaction Proposal” shall have the meaning set forth in Section 6.14.

“Buyer’s Certificate” shall have the meaning set forth in Section 9.3(j).

“Casualty Loss” shall have the meaning set forth in Section 11.3(b).

“Claim Notice” shall have the meaning set forth in Section 13.7(b).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.

“Co-Invest Seller” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Compliant” means, with respect to the Required Information, that such Required Information (i) does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in the light of the circumstances in which it is used, not misleading and (ii) complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on a registration statement on Form S-1 that are applicable to such Required Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities).

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated December 13, 2017 by and between EV Ltd. and Parent.

“Consent” shall have the meaning set forth in Section 4.4.

“Contract” shall mean any contract, agreement, or any other legally binding arrangement, but excluding, however, any Lease or Surface Right.

“Credit Agreement” shall have the meaning set forth in Section 6.19.

“Credit Support” shall have the meaning set forth in Section 4.24.

“Cure Period” shall mean the period ending sixty (60) days after the Closing Date.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“De Minimis Threshold” shall have the meaning set forth in Section 13.4(a).

Annex I – Page 3

“Debt Commitment Letter” shall mean an executed debt commitment letter, dated March 20, 2018, among TPG Pace Energy Operating LLC and the lenders party thereto, including any exhibit or schedule thereto and any amendment, restatement, modification or replacement thereof in accordance with the terms hereof.

“Debt Financing” shall mean the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including any debt securities contemplated thereby to be issued in lieu of the bridge facilities thereunder).

“Decommission” shall mean all dismantling and decommissioning activities and obligations as are required by Law, any Governmental Authority, Lease, or other agreement including all well plugging, replugging and abandonment, facility dismantlement and removal, pipeline and flowline removal, dismantlement and removal of all other property of any kind related to or associated with operations or activities and associated site clearance, site restoration, and site remediation.

“Defect Escrow Amount” shall have the meaning set forth in Section 11.2(c)(ii).

“Defensible Title” shall mean such title of Sellers with respect to the Leases (as to the Target Depths only) and the Wells (limited to any currently producing intervals) as of the Effective Time and the Closing Date (and all times in between) and subject to Permitted Encumbrances:

(a)    with respect to each Lease or Well described on Schedule 3.6, as applicable, entitles Sellers to receive throughout the productive life of such Lease (as to the Target Depths) or Well (as to any currently producing intervals) not less than the Net Revenue Interest set forth on Schedule 3.6, as applicable, for such Lease or Well, except for (i) decreases in connection with those operations in which Sellers or their successors or assigns may from and after the Execution Date elect to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth on Schedule 3.6;

(b)    with respect to each Well described on Schedule 3.6, obligates Sellers to bear throughout the productive life of such Well (as to any currently producing intervals) not more than the Working Interest set forth on Schedule 3.6 for such Well, except (i) increases resulting from contribution requirements arising after the Execution Date with respect to defaulting co-owners under applicable agreements, (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Sellers’ Net Revenue Interest, and (iii) as otherwise set forth on Schedule 3.6;

(c)    with respect to each Lease described on Schedule 3.6, entitles Sellers to no less than the number of Net Acres (as to the Target Depths) set forth under the heading “Net Acres” on Schedule 3.6 for such Lease, except for (i) increases resulting from contribution requirements arising after the Execution Date with respect to defaulting co-owners under applicable agreements, (ii) increases to the extent that such increases are accompanied by a proportionate or greater increase in Sellers’ Net Revenue Interest, or (iii) as otherwise shown on Schedule 3.6; and

Annex I – Page 4

(d)    is free and clear of all Encumbrances and other defects.

“Designated Area” shall mean the area depicted on the plat attached hereto on Exhibit J.

“Dispute Notice” shall have the meaning set forth in Section 3.4(a).

“Disputed Title Matters” shall have the meaning set forth in Section 11.2(j).

“DOJ” shall have the meaning set forth in Section 6.6.

“Earnout Payment” shall have the meaning set forth in Section 3.1.

“Effective Time” shall mean 7:00 a.m. (Central Time) on January 1, 2018.

“email” shall have the meaning set forth in Section 15.6.

“Encumbrance” shall mean any lien, mortgage, security interest, pledge, charge, or similar encumbrance.

“End Date” shall have the meaning set forth in Section 14.1(a).

“Entitled Party” shall have the meaning set forth in Section 15.2(f).

“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(f).

“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).

“Environmental Defect” shall mean (a) a condition, event, or circumstance that causes an Asset (or Sellers with respect to an Asset) not to be in compliance with, or to be subject to a remedial or corrective action obligation pursuant to, any Environmental Laws or (b) the existence as of the Execution Date with respect to the Assets or the operation thereof of any environmental pollution, contamination, or degradation where investigation, reporting, monitoring, remedial, or corrective action is presently required (or if known, would be presently required) under Environmental Laws; provided, however, that no matter listed on Schedule 4.15 shall constitute an Environmental Defect.

“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).

“Environmental Laws” shall mean all Laws in effect as of the Execution Date relating to the prevention of pollution, protection of the environment (including natural resources), remediation of contamination or restoration of environmental quality, including those Laws relating to the generation, processing, treatment, storage, transportation, disposal, or other management of, including any exposure to, chemicals or Hazardous Substances. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority that are not mandatory under Environmental Laws.

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“ERISA Liabilities” shall mean any Liability attributable to or arising out of (a) Sellers’ or their Affiliates’ employment relationship with the employees of Sellers or their respective Affiliates prior to Closing, (b) Sellers’ or their respective Affiliates’ employee benefit plans applicable to such employees, and (c) Sellers’ or their respective Affiliates’ responsibilities under the Employee Retirement Income Security Act of 1974, as amended, applicable to such employees.

“Escrow Agent” shall mean CITIBANK, NATIONAL ASSOCIATION or, if CITIBANK, NATIONAL ASSOCIATION refuses to serve, another nationally recognized bank as agreed to in writing by the Parties.

“Escrow Agreement” shall mean an Escrow Agreement to be entered into by and among Sellers, Buyer, and the Escrow Agent as of the Closing Date to hold the Defect Escrow Amount, substantially in the form attached hereto as Exhibit G.

“EV Holding” shall have the meaning set forth in the introductory paragraph herein.

“EV Ltd.” shall mean EnerVest, Ltd., a Texas limited partnership.

“EV XI-A” shall have the meaning set forth in the introductory paragraph herein.

“EV XI-WI” shall have the meaning set forth in the introductory paragraph herein.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall mean (a) all of Sellers’ minute books, financial records, and other business records that relate to Sellers’ business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, all receivables, and all other proceeds, income, or revenues attributable to the Assets and attributable to any period of time prior to the Effective Time and, subject to the adjustments to the Purchase Price set forth in Section 3.2, all funds held in suspense; (c) subject to Section 11.3, all rights and interests of Sellers (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions, or events or damage to or destruction of property; (d) all claims of Sellers or their respective Affiliates for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) Income Taxes, or (iii) any Taxes attributable to the Excluded Assets; (e) all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other similar intellectual property; (f) all documents and instruments of Sellers that may be protected by an attorney-client privilege or any attorney work product doctrine (other than title opinions); (g) all data, information, and agreements that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that Sellers have used their commercially reasonable efforts to obtain waivers of any such confidentiality arrangements); (h) to the extent that they do not relate to the Assumed Obligations for which Buyer is providing indemnification hereunder, all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (i) all non-proprietary geophysical, and other seismic and related technical data and information relating to the Assets

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that Sellers may not disclose, assign, or transfer under its existing agreements and licenses without payment of a fee or other penalty (unless Buyer has agreed in writing to pay such fee or accept such penalty); (j) documents prepared or received by Sellers or their respective Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by Sellers, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Sellers or their respective Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Sellers or any of their representatives, and any prospective purchaser other than Buyer, and (v) correspondence between Sellers or any of their representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (k) Sellers’ Houston office and any personal property located in or on such offices or office leases; (l) any other assets, properties, or items specifically listed on Exhibit E; (m) any Hedge Contracts; (n) any debt instruments; (o) any master services agreements or similar Contracts of Sellers or their respective Affiliates; (p) any assets described in Section 2.1(d), Section 2.1(e), Section 2.1(g), or Section 2.1(h) that are not assignable; (q) any assets that are finally excluded from the transactions contemplated hereby, including pursuant to Section 10.1(b)(iv), Section 11.3(b)(ii)(y), Section 11.4(a), Section 11.5(a), Section 11.5(b), or Section 12.1(c)(ii); or (r) subject to Section 10.2, copies of the Records.

“Excluded Defects” shall have the meaning set forth in the definition of “Title Defects.”

“Execution Date” shall have the meaning set forth in the introductory paragraph herein.

“Ex-Im Laws” shall mean all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and U.S. customs and import requirements administered by U.S. Customs and Border Protection.

“FCC” shall mean the Federal Communications Commission.

“FCC Assignment Applications” is defined in Section 6.16(a).

“FCC Licenses” shall mean the FCC licenses described on Exhibit K.

“FCC Rules” shall mean Title 47 of the Code of Federal Regulations, as amended from time to time, and any policies or published decisions issued pursuant to such regulations or the Communications Act.

“Federal Securities Laws” shall have the meaning set forth in the South Texas CA.

“Final Price” shall have the meaning set forth in Section 3.4(a).

“Final Settlement Statement” shall have the meaning set forth in Section 3.4(a).

“Financing Persons” shall mean the Financing Sources and any other potential or actual agents, underwriters, initial purchasers, lenders and investors for the Debt Financing, and in each case, any of their respective former, current, or future general or limited partners, direct or indirect shareholders or equityholders, managers, members, directors, officers, employees,

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Affiliates, Representatives, or agents or any former, current, or future general or limited partner, direct or indirect shareholder or equityholder, manager, member, director, officer, employee, Affiliate, representative, or agent of any of the foregoing, and their respective successors and assigns.

“Financing Sources” shall mean the financial institutions party to the Debt Commitment Letter, and their respective successors and assigns.

“Forbearance Agreement” shall have the meaning set forth in Section 6.19.

“FTC” shall have the meaning set forth in Section 6.6.

“Fund Seller” and “Fund Sellers” shall have the meanings set forth in the introductory paragraph of this Agreement.

“Fundamental Representations” shall mean the representations and warranties in Section 4.1, Section 4.2, Section 4.3(a), Section 4.5, Section 4.14, and Section 4.25.

“GAAP” shall mean United States generally accepted accounting principles as in effect on the Execution Date.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal, or other government; any governmental, regulatory or administrative agency, commission, body, or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“GulfTex Assets” shall have the meaning set forth in the South Texas CA.

“Hard Consent” shall have the meaning set forth in Section 11.4(a).

“Hazardous Substances” shall mean any pollutants, contaminants, toxins, or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, or chemicals, including any petroleum, waste oil, or petroleum constituents or by-products, that are regulated by, or may form the basis of Liability under, any Environmental Laws.

“Hedge Contract” shall mean any Contract to which any Seller or any of its Affiliates is a party with respect to any swap, forward, future, or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial, or pricing indices or measures of economic, financial, or pricing risk or value or any similar transaction or any combination of these transactions.

“Horizontal JOA” shall have the meaning set forth in Section 4.7(a)(vi).

“HSR Act” shall have the meaning set forth in Section 6.6.

“HSR Approval” shall mean approval pursuant to, or the expiration or early termination of applicable waiting periods under, the HSR Act.

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“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.

“Imbalances” shall mean (a) any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Sellers therein and the shares of production from the relevant Well to which Sellers are entitled, together with any appurtenant rights and obligations concerning future in kind or cash balancing at the wellhead and (b) any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Sellers under any Contract relating to the purchase and sale, gathering, transportation, storage, processing (including any production handling and processing at a separation facility), or marketing of Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Sellers pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, transportation, storage, or processing facility.

“Income Taxes” shall mean any income, capital gains, franchise, and similar Taxes.

“Indebtedness” shall mean, for a particular Person without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letter of credit and other obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments for the repayment of money borrowed; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any hedging arrangement; (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Encumbrance on or in respect of any property of such Person.

“Indemnified Party” shall have the meaning set forth in Section 13.7(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).

“Indemnity Deductible” shall mean two percent (2%) of the Base Purchase Price.

“Independent Accounting Firm” means a nationally recognized accounting firm or other recognized expert selected by Buyer and reasonably acceptable to Sellers.

“Individual Environmental Threshold” shall have the meaning set forth in Section 12.1(e).

“Individual Title Defect Threshold” shall mean (a) in the case of Title Defects affecting Title Defect Properties that are Wells, $50,000, (b) in the case of 393 Leases, the lesser of $50,000 and twenty percent (20%) of the Allocated Value of the relevant 393 Lease, and (b) in all other cases, $0.

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“Interim Period” shall mean that period of time commencing with the Effective Time and ending at 7:00 a.m. (Central Time) on the Closing Date.

“Ironwood MIPA” shall have the meaning set forth in the South Texas CA.

“Joint Operating Agreement” shall have the meaning set forth in Section 6.18.

“Knowledge” shall mean with respect to Sellers, the actual knowledge (after reasonable inquiry) of the individuals listed on Schedule I-1.

“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree, or other official act of or by any Governmental Authority.

“Leases” shall have the meaning set forth in Section 2.1(a).

“Lender Group” shall have the meaning set forth in the Recitals.

“Liabilities” shall mean any and all claims, obligations, causes of action, payments, charges, demands, judgments, assessments, liabilities, losses, damages, penalties, fines, and costs and expenses, including reasonable attorneys’ fees, legal or other expenses incurred in connection therewith.

“Marketing Period” shall mean a 15 consecutive Business Day period (starting with the first day of such period and through and ending with the last day of such period) that shall begin on the later of the date that Stockholder Approval has been obtained and the Required Information has been received; provided that (x) none of July 2, 2018 through and including July 6, 2018 shall constitute a Business Day for purposes of the Marketing Period and (y) such Marketing Period shall either end on or prior to August 17, 2018 or if such period has not ended on or prior to August 17, 2018, then such period shall commence no earlier than September 4, 2018 (any such date encompassed by clause (x) or (y), a “Blackout Date”). The Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such 15 consecutive Business Day period, notwithstanding anything in this definition to the contrary:

(i)    Sellers have publicly announced their intention to, or determine that they must, restate any financial statements information included in the Required Information or any such restatement is under consideration or may be a possibility, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and delivered to Parent (including a new unqualified audit opinion with respect to any restated financial statements);

(ii)    the applicable independent accountants of the Sellers shall have withdrawn any audit opinion with respect to any financial statements included in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued

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with respect to such financial statements for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to the Buyer and such audit opinion has been delivered to Parent;

(iii)    the financial statements included in the Required Information would be required to be updated pursuant to the age of financial statement requirements of Rule 3-12 of Regulation S-X under the Securities Act on any day during such 15 consecutive Business Day period (and not be “stale”) to the extent such financial statements were included in a filing with the SEC, in which case, the Marketing Period shall not be deemed to commence unless and until receipt by Company of updated financial statements that would be required pursuant to the age of financial statement requirements of Rule 3-12 Regulation S-X under the Securities Act on the last day of such new 15 consecutive Business Day period to the extent such financial statements were included in a filing on such day; or

(iv)    any such Required Information shall cease to be Compliant or any such information ceases to meet the requirement of Required Information, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information is updated or supplemented in order to be Compliant or meet the requirement of Required Information.

“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on ownership, operation or the value of the Assets, taken as a whole, and as currently operated as of the Execution Date or a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial, or political conditions (including changes in commodity prices, fuel supply, or transportation markets, interest, or rates) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (d) acts of God, including hurricanes, storms, or other naturally occurring events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest, any outbreak of disease or hostilities, terrorist activities or war, or any similar disorder; (g) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (h) a change in Laws and any interpretations thereof from and after the Execution Date; (i) any reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of Hydrocarbons; and (k) natural declines in well performance.

“Material Contracts” shall have the meaning set forth in Section 4.7(a).

“Net Acres” shall mean, as computed separately with respect to each Lease (as to the Target Depths only) (a) the number of gross acres in the lands covered by such Lease multiplied by (b) the mineral interest in Hydrocarbons covered by such Lease in such lands multiplied by (c) Sellers’ Working Interest for such Lease.

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“Net Revenue Interest” shall mean, with respect to a Well (as to any currently producing intervals) or Lease (as to the Target Depths), the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Lease, as applicable, after giving effect to all Burdens; provided that if a Person’s “Net Revenue Interest” in any Well or Lease differs as to any part or depth of such Well or Lease, then a separate calculation shall be made as to each such part or depth.

“Net Title Defect Lease Amount” shall have the meaning set forth in Section 11.2(i).

“NORM” shall mean naturally occurring radioactive material.

“Offer Documents” shall have the meaning set forth in the South Texas CA.

“Other JOA” shall mean any Applicable Contract that is a joint operating agreement, other than the Horizontal JOAs.

“other Party” shall mean (a) when used with respect to Buyer, Sellers and (b) when used with respect to Sellers, Buyer.

“Other Wells” shall have the meaning set forth in Section 2.1(b).

“Overhead Amount” shall mean (a) with respect to Assets that are operated by Sellers and are burdened by an existing joint operating agreement covering such Assets, a monthly amount (prorated for any partial month) equal to Sellers’ collective Working Interest share of the overhead or general and administrative fee that is charged to other working interest owners with interests in the related Assets as set forth in the accounting procedures attached to such joint operating agreement, which amount is attributable to the Assets during the Interim Period, and (b) with respect to those Assets that are not burdened by an existing joint operating agreement, a monthly amount (prorated for any partial month) equal to Sellers’ collective Working Interest share of $8,500 per well being drilled in accordance with the terms of this Agreement and $814 per producing Well, in each case, during the Interim Period; provided, that such rates will be adjusted on April 1, 2018 (for periods following such date) by applying the adjustment factor most recently published by COPAS and in accordance with COPAS MFI 47 (“Adjustment of Overhead Rates”).

“Parent” shall have the meaning set forth in the Recitals.

“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.

“Patriot Act Offense” shall mean (a) any violation of the criminal laws of the United States of America, or that would be a criminal violation if committed within the jurisdiction of the United States of America, relating to terrorism or the laundering of monetary instruments, including any offense under (1) the criminal laws against terrorism, or (2) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001; and (b) the crime of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense under clause (a).

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“Permitted Encumbrances” shall mean:

(a)    the terms and conditions of all Leases, Material Contracts and all Burdens if the net cumulative effect of such Leases, Material Contracts and Burdens does not operate to (i) decrease the aggregate Net Revenue Interest to which Sellers are entitled with respect to any Lease or Well in an amount below the Net Revenue Interest set forth on Schedule 3.6, as applicable for such Lease or Well, (ii) increase the aggregate Working Interest to which Sellers are obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Schedule 3.6 for such Well (unless the Net Revenue Interest for such Well is increased in the same or greater proportion as any such increase in Working Interest), (iii) reduce the aggregate Net Acres of Sellers in any Lease to an amount less than the number of Net Acres set forth on Schedule 3.6 for such Lease, or (iv) impair the operation or use of the Assets;

(b)    Preferential Purchase Rights, including those listed on Schedule 4.9; Consents, including those listed on Schedule 4.4; and Customary Post-Closing Consents;

(c)    liens for Taxes that are not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business and, if contested, are identified on Schedule 1.1 or are first contested in good faith after the Execution Date;

(d)    conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights (that have not been triggered);

(e)    all Laws and all rights reserved to or vested in any Governmental Authority, including rights to consent by, required notices to, filings with, or other actions by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement;

(f)    rights of a common owner of any interest in rights-of-way, permits, easements, or other Assets held by Sellers and such common owner as tenants in common or through common ownership;

(g)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, that, in each case, do not impair the operation or use of the Assets as the Assets are currently operated and used by Sellers or Sellers’ Affiliates;

(h)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction, or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or, if delinquent, that are either listed on Schedule 1.1 or are first contested in good faith after the Execution Date;

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(i)    liens created under the Assets or operating agreements or by operation of Law in respect of obligations that are not yet due or, if delinquent, that are either listed on Schedule 1.1 or are first contested in good faith after the Execution Date;

(j)    any Encumbrance affecting the Assets that is discharged by Sellers (at their cost) at or prior to Closing;

(k)    any Encumbrance resulting from Sellers’ conduct of business in compliance with this Agreement;

(l)    mortgage liens by the lessor under a Lease covering the lessor’s surface and mineral interests in the lands covered thereby in respect of mortgages that (i) post-date the creation of the applicable Lease or (ii) pre-date the creation of the applicable Lease and are not in foreclosure proceedings of which Sellers have received service or, to Sellers’ Knowledge, are not in default or have been subordinated to Sellers’ rights under the applicable Lease;

(m)    zoning and planning ordinances and municipal regulations;

(n)    Imbalances, including those identified on Schedule 4.11;

(o)    all litigation identified in Schedule 4.6;

(p)    Title Defects expressly waived by Buyer in writing; and

(q)    all other Encumbrances, defects, and irregularities in title that would customarily be accepted by prudent purchasers of oil and gas properties and that individually or in the aggregate do not operate to (i) decrease the aggregate Net Revenue Interest to which Sellers are entitled with respect to any Lease or Well in an amount below the Net Revenue Interest set forth on Schedule 3.6, as applicable for such Lease or Well, (ii) increase the aggregate Working Interest to which Sellers are obligated to bear with respect to any Well in an amount greater than the Working Interest set forth on Schedule 3.6 for such Well (unless the Net Revenue Interest for such Well is increased in the same or greater proportion as any such increase in Working Interest), (iii) reduce the aggregate Net Acres of Sellers in any Lease to an amount less than the number of Net Acres set forth on Schedule 3.6 for such Lease, or (iv) materially impair the operation or use of the Assets.

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority, or any other entity.

“Personal Property” shall have the meaning set forth in Section 2.1(g).

“Phase I Environmental Site Assessment” shall mean an environmental site assessment performed pursuant to ASTM Standard E1527, or any similar environmental assessment and evaluation of compliance with Environmental Laws that does not involve any invasive, sampling, or testing activities.

“Phase II ESA” shall have the meaning set forth in Section 10.1(b)(i).

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“Preferential Purchase Right” shall have the meaning set forth in Section 4.9.

“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.3.

“Proceeding” shall mean any proceeding, action, arbitration, litigation, subpoena, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Property Expenses” shall have the meaning set forth in Section 2.3(b).

“Proxy Statement” shall have the meaning set forth in the South Texas CA.

“Purchase Price” shall have the meaning set forth in Section 3.1.

“Recipient Party” shall have the meaning set forth in Section 15.2(f).

“Records” shall have the meaning set forth in Section 2.1(l).

“Remediation” shall mean, with respect to an Environmental Defect, the implementation and completion of any investigation, reporting, permitting, monitoring, remedial, removal, response, construction, closure, disposal, or other corrective actions to the extent required under Environmental Laws to correct or remove such Environmental Defect.

“Remediation Amount” shall mean, with respect to an Environmental Defect, the most cost-effective Remediation of such Environmental Defect (considered as a whole, taking into consideration any material impacts such response may have on the operations of the relevant Assets and any potential material additional costs or liabilities that may likely arise as a result of such response, and allowed for the continued, safe, and prudent operation of the affected Asset).

“Representative Services” shall have the meaning set forth in Section 15.19.

“Representatives” shall have the meaning set forth in Section 10.1(a).

“Retained Obligations” shall have the meaning set forth in Section 13.1(c).

“Required Information” shall mean (i) the Required Proxy Information, (ii) unaudited interim financial statements for each subsequent fiscal quarter after December 31, 2017 that ends at least 45 days before the Closing Date to the extent that such unaudited interim financial statements would be required to be set forth in a proxy statement pursuant to the age of financial statement requirements of Rule 3-12 under Regulation S-X, together with corresponding information in respect of the comparable period for the prior fiscal year, and (iii) such reasonable additional information for such updated periods as may be required to prepare pro forma financial statements and customary ‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’ disclosures related thereto.

“Sanctioned Country” shall mean any country or region that is the subject or target of a comprehensive embargo under Sanctions Laws (currently, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine).

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“Sanctioned Person” shall mean any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (a) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any entity that is in the aggregate fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” shall mean all U.S. and non-U.S. Laws relating to economic or trade sanctions administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any EU Member State, or any other relevant Governmental Authority.

“SCADA Equipment” shall mean all SCADA equipment, fixtures, and personal property to the extent located on the Leases or Wells.

“Schedule 3.6” means (a) in the case of Leases (including the 393 Leases), Exhibit A and (b) in the case of Wells, Exhibit B.

“Scheduled Specified Obligations” shall have the meaning set forth in Section 13.1(b).

“Seasonal Marketing Contract” shall mean any Contract or amendment thereof relating to the sale or marketing of Hydrocarbons from or attributable to the Assets, in each case, with an indexed (and not fixed) purchase price for such Hydrocarbons and with a term of one (1) year or less, and any extensions thereof to the extent such extensions do not exceed one (1) year.

“SEC” shall mean the Securities and Exchange Commission.

“Seller” and “Sellers” shall have the meanings set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.

“Seller Ownership Interest” shall have the meaning set forth in Section 15.18.

“Seller Party Affiliate” shall have the meaning set forth in Section 15.20(b).

“Seller Recourse Parties” shall have the meaning set forth in Section 15.20(b).

“Seller Related Parties” shall have the meaning set forth in Section 15.22.

“Seller Taxes” shall mean (a) Asset Taxes allocable to Sellers pursuant to Section 15.2(b) and Section 15.2(c) (without duplication of Asset Taxes addressed in the adjustments to the Purchase Price made pursuant to Section 3.2, Section 3.3, or Section 3.4, as applicable, and taking into account the payments made from one Party to the other pursuant to Section 15.2(d)), (b) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets or that are attributable to any asset or business of the Sellers that is not part of the Assets, (c) any and all Taxes (other than the Taxes described in clauses (a) or (b) of this definition) imposed on

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or with respect to the ownership or operation of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom for any Tax period (or portion thereof) ending before the Effective Time, and (d) any and all liabilities of Sellers, their respective direct or indirect owners or Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, in respect of any Taxes (other than the Taxes described in clauses (a), (b), or (c) of this definition).

“Sellers’ Certificates” shall have the meaning set forth in Section 9.3(i).

“Sellers’ Representative” shall have the meaning set forth in Section 15.19.

“Sellers Transaction Expenses” shall mean the reasonable and documented Third Party costs and expenses incurred and paid by Sellers in entering into this Agreement, and, except as set forth on Schedule 4.14, other than any costs and expenses payable to any investment bank.

“South Texas CA” shall have the meaning set forth in the Recitals.

“South Texas Transaction” shall have the meaning set forth in the Recitals.

“Specified Obligations” shall have the meaning set forth Section 13.1(b).

“Stockholder Approval” shall have the meaning set forth in the South Texas CA.

“Stockholders Meeting” shall have the meaning set forth in the South Texas CA.

“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.

“Surface Rights” shall have the meaning set forth in Section 2.1(e).

“SWT Survival Period” shall mean the period of time commencing as of the Closing and ending at 5:00 p.m. Central Time on the third (3rd) anniversary of the Closing Date.

“Target Depths” shall mean have the meaning set forth on Exhibit M.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” shall mean (a) any taxes, assessments, and other governmental charges in the nature of a tax imposed by any Governmental Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including income, profits, gross receipts, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, duties, franchise, excise, withholding (including backup withholding), severance, production, and estimated taxes; (b) any interest, fine, penalty, or additions to tax imposed by a Governmental Authority in connection with any item described in clause (a), above; and (c) any liability in respect of any item described in clauses (a) and (b), above, that arises by reason of a contract, assumption, transferee or successor liability, operation of Law (including by reason of being a member of a consolidated, combined or unitary group) or otherwise.

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“Terminable Breach” shall have the meaning set forth in Section 14.1(d).

“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” shall have the meaning set forth in Section 13.7(b).

“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).

“Title Benefit” shall mean any right, circumstance, or condition existing as of the Effective Time and the Closing Date (and all times in between) that:

(a)    with respect to each Lease (as to the Target Depths) shown on Schedule 3.6 or Well (as to any currently producing intervals) shown on Schedule 3.6, operates to (i) increase the Net Revenue Interest of Sellers, as identified on Schedule 3.6, as applicable, or (ii) decrease the Working Interest of Sellers without a proportionate or greater decrease in the Net Revenue Interest of Sellers, for such Lease or Well, as applicable, as identified on Schedule 3.6, as applicable; or

(b)    with respect to each Lease shown on Schedule 3.6, entitles Sellers to more than the Net Acres set forth on Schedule 3.6 for such Lease.

“Title Benefit Amount” shall have the meaning set forth in Section 11.2(h).

“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).

“Title Benefit Property” shall have the meaning set forth in Section 11.2(b).

“Title Claim Date” shall have the meaning set forth in Section 11.2(a).

“Title Defect” shall mean any Encumbrance, defect, or other matter that causes Sellers not to have Defensible Title in and to the Leases and the Wells; provided that the following shall not constitute “Title Defect” for purposes hereof (“Excluded Defects”): (i) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s competing claim of title to the relevant Asset; (ii) defects based on a gap in Sellers’ chain of title in the applicable federal, state, county, or parish records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion, or landman’s title chain; (iii) defects based upon the failure to record any federal, state, or Indian Leases (or assignments thereof) in any applicable county records as Sellers possess operating rights or a Working Interest in the relevant Asset; (iv) defects based on the failure to recite marital status in a document or omission of successions of heirship or estate proceedings; (v) defects that affect only which Person has the right to receive royalty payments (rather than the amount or the proper payment of such royalty payment); (vi) defects based solely on: (A) lack of information in Sellers’ files or similar records (or the absence of such files or records); or (B) Tax assessment, Tax payment, or similar records;

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(vii) the expiration of a Lease by its terms after the Closing Date; (viii) defects arising out of lack of survey, unless a survey is expressly required by Law; (ix) defects that have been cured by Laws of prescription, adverse possession, or limitations; (x) defects arising from prior oil and gas leases in the chain of title that are not surrendered of record, unless Buyer demonstrates that there is a reasonable possibility that such prior oil and gas leases had not expired prior to the creation of the Asset in question; (xi) defects arising from the failure to demonstrate of record proper authority for execution by a Person on behalf of a corporation, limited liability company, partnership, trust, or other entity, unless such lack of authority results in a Third Party’s competing claim of title; and (xii) defects as a consequence of cessation of production, insufficient production, or failure to conduct operations during any period after the completion of a well capable of production in paying quantities or any of the Assets held by production, or lands pooled, communitized, or unitized therewith, except to the extent a Third Party has made a claim for termination or Buyer has provided reasonable written evidence of such defect.

If a Title Defect affects multiple Leases and/or Wells, such as an overriding royalty interest that is granted over multiple Assets, then any such Title Defect affecting multiple Leases and/or Wells shall constitute a single Title Defect for purposes of determining whether the Individual Title Defect Threshold has been exceeded.

“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).

“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).

“Title Defect Property” shall have the meaning set forth in Section 11.2(a).

“Transaction Documents” shall mean those documents executed pursuant to or in connection with this Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 15.2(g).

“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed, or final Treasury Regulations.

“Trust Account” shall have the meaning set forth in that Investment Management Trust Agreement, dated as of May 4, 2017 by and between Parent and Continental Stock Transfer & Trust Company.

“Units” shall have the meaning set forth in Section 2.1(c).

“Virtual Data Room” shall mean the following two data sites: (i) that certain file transfer protocol website maintained by or on behalf of Sellers, located at http://files.enervest.net, and (ii) that certain Box.com site provided by Buyer to Sellers.

“Wells” shall have the meaning set forth in Section 2.1(b).

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“Willful and Material Breach” shall mean a material breach that is a consequence of an action undertaken or failure to act by the breaching party with the actual knowledge that the taking of such action or such failure to act would constitute a breach of this Agreement.

“Working Interest” shall mean, with respect to a well, lease, or unit, the interest in such well, lease, or unit that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such well, lease, or unit, but without regard to the effect of any Burdens; provided, that if a Person’s “Working Interest” in any well, lease, or unit differs as to any part or depth, then a separate calculation shall be made as to each such part or depth.

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